                           OFFER TO PURCHASE FOR CASH

  ALL OF THE UNCONDITIONALLY ALLOTTED OR ISSUED AND FULLY PAID ORDINARY SHARES

       (INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED

                             SHARE PURCHASE RIGHTS)

                                       OF

                             TRITON ENERGY LIMITED
                                       AT
                         $45.00 NET PER ORDINARY SHARE
                                       BY

                         AMERADA HESS (CAYMAN) LIMITED
                          A WHOLLY OWNED SUBSIDIARY OF

                            AMERADA HESS CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON MONDAY, AUGUST 13, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF EXISTING UNCONDITIONALLY ALLOTTED OR ISSUED AND FULLY PAID ORDINARY SHARES, PAR VALUE $0.01 PER SHARE, OF TRITON ENERGY LIMITED (THE "COMPANY"), AND ANY FURTHER ORDINARY SHARES WHICH ARE UNCONDITIONALLY ALLOTTED OR ISSUED AND FULLY PAID BEFORE THE DATE AND TIME ON WHICH THE OFFER EXPIRES, INCLUDING THE ASSOCIATED RIGHTS (THE "ORDINARY SHARES"), WHICH REPRESENT AT LEAST 90% IN VALUE OF THE ORDINARY SHARES (THE "MINIMUM CONDITION"). AMERADA HESS (CAYMAN) LIMITED (THE "PURCHASER") MAY AMEND THE MINIMUM CONDITION TO EQUAL THE NUMBER OF ORDINARY SHARES REPRESENTING A MAJORITY OF THE TOTAL NUMBER OF VOTES OF THE OUTSTANDING ORDINARY SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED ON THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AS DESCRIBED IN SECTION 15 -- "CERTAIN LEGAL MATTERS; REGULATORY APPROVALS," AND THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION
14 -- "CONDITIONS OF THE OFFER."
    THE OFFER IS AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY, AND IS BEING MADE PURSUANT TO, THE ACQUISITION AGREEMENT (THE "ACQUISITION AGREEMENT") DATED AS OF JULY 9, 2001, AS AMENDED, BY AND AMONG AMERADA HESS CORPORATION ("AMERADA HESS"), THE PURCHASER AND THE COMPANY.
    AMERADA HESS AND THE PURCHASER HAVE ALSO ENTERED INTO AN AGREEMENT (THE "PRINCIPAL SHAREHOLDERS AGREEMENT") DATED AS OF JULY 9, 2001 WITH CERTAIN SHAREHOLDERS OF THE COMPANY (THE "PRINCIPAL SHAREHOLDERS") WHO BENEFICIALLY OWN, IN THE AGGREGATE, ORDINARY SHARES AND 8% CONVERTIBLE PREFERENCE SHARES, PAR VALUE $0.01 PER SHARE, OF THE COMPANY (THE "PREFERRED SHARES") REPRESENTING APPROXIMATELY 37.7% OF THE ALLOTTED AND ISSUED ORDINARY SHARES, ASSUMING CONVERSION OF THE PREFERRED SHARES (34.2% ON A FULLY DILUTED BASIS). PURSUANT TO THE PRINCIPAL SHAREHOLDERS AGREEMENT, AMERADA HESS HAS AGREED TO PURCHASE, AND THE PRINCIPAL SHAREHOLDERS HAVE AGREED TO SELL TO AMERADA HESS, ALL OF THE ORDINARY SHARES AND PREFERRED SHARES (IF THEY ARE NOT CONVERTED INTO ORDINARY SHARES) OWNED BY THE PRINCIPAL SHAREHOLDERS ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE PRINCIPAL SHAREHOLDERS AGREEMENT. SEE SECTION 11 -- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS."
    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF ORDINARY SHARES (THE "HOLDERS") (OTHER THAN, IN THE CASE OF THE TRANSACTIONS CONTEMPLATED BY THE PRINCIPAL SHAREHOLDERS AGREEMENT, THE PRINCIPAL SHAREHOLDERS) AND (II) RESOLVED TO RECOMMEND THAT THE HOLDERS OF ORDINARY SHARES ACCEPT THE OFFER AND TENDER THEIR ORDINARY SHARES PURSUANT TO THE OFFER.
                            ------------------------

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                            ------------------------

              The date of this Offer to Purchase is July 17, 2001.

                                   IMPORTANT

     Any Holder desiring to tender all or any portion of the Ordinary Shares owned by such Holder should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Ordinary Shares, and any other required documents, to The Bank of New York, as Depositary, (ii) tender such Ordinary Shares pursuant to the procedures for book-entry transfer set forth in Section 3 -- "Procedures for Tendering Ordinary Shares" or (iii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Any Holder whose Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such Ordinary Shares.

     UNLESS THE CONTEXT INDICATES OTHERWISE, REFERENCES TO ORDINARY SHARES INCLUDE THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED SHARE PURCHASE RIGHTS (THE "RIGHTS") ISSUED PURSUANT TO THE RIGHTS AGREEMENT (THE "RIGHTS AGREEMENT"), DATED AS OF MARCH 25, 1996, AS AMENDED, BY AND BETWEEN THE COMPANY AND MELLON INVESTOR SERVICES LLC (AS SUCCESSOR TO CHEMICAL BANK), AS RIGHTS AGENT. IN ORDER TO TENDER VALIDLY ORDINARY SHARES, A HOLDER MUST TENDER THE ASSOCIATED RIGHTS. UNLESS A DISTRIBUTION DATE (AS DEFINED IN THE RIGHTS AGREEMENT), HAS OCCURRED, THE TENDER OF AN ORDINARY SHARE WILL CONSTITUTE THE TENDER OF THE ASSOCIATED RIGHT. SEE SECTION 3 -- "PROCEDURES FOR TENDERING ORDINARY SHARES."

     Any Holder who desires to tender Ordinary Shares and whose certificate(s) evidencing such Ordinary Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Ordinary Shares by following the procedures for guaranteed delivery set forth in Section 3 -- "Procedures for Tendering Ordinary Shares."

     Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such a country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1

INTRODUCTION................................................    6

THE TENDER OFFER............................................    9
   1.  Terms of the Offer...................................    9
   2.  Acceptance for Payment and Payment for Ordinary
     Shares.................................................   11
   3.  Procedures for Tendering Ordinary Shares.............   13
   4.  Withdrawal Rights....................................   16
   5.  Certain United States Federal Income Tax
     Consequences...........................................   17
   6.  Price Range of Ordinary Shares; Dividends............   18
   7.  Certain Information Concerning the Company...........   18
   8.  Certain Information Concerning the Purchaser and
     Amerada Hess...........................................   26
   9.  Source and Amount of Funds...........................   27
  10.  Background of the Offer..............................   29
  11.  Purpose of the Offer; Plans for the Company; Certain
     Agreements.............................................   31
  12.  Dividends and Distributions..........................   54
  13.  Effect of the Offer on the Market for the Shares;
     Exchange Act Registration..............................   54
  14.  Conditions of the Offer..............................   55
  15.  Certain Legal Matters; Regulatory Approvals..........   57
  16.  Fees and Expenses....................................   59

  17.  Miscellaneous........................................   59
SCHEDULE I  Information Concerning the Directors and Executive
            Officers of Amerada Hess Corporation and Amerada Hess
            (Cayman) Limited

SCHEDULE II Cayman Islands Companies Law (2001 Second
            Revision) -- Extract of Relevant Provisions

                               SUMMARY TERM SHEET

     Amerada Hess (Cayman) Limited is offering to purchase all of the existing unconditionally allotted or issued and fully paid ordinary shares and any further ordinary shares which are unconditionally allotted or issued and fully paid before the date on which the offer (including any subsequent offering period) expires (including the associated series A junior participating preferred share purchase rights) of Triton Energy Limited at a price of $45.00 per ordinary share, net to the seller in cash. The following are some of the questions you, as a shareholder of Triton, may have and answers to those questions.

     WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL BECAUSE THE INFORMATION IN THIS SUMMARY TERM SHEET DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE TENDERING YOUR ORDINARY SHARES. ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.

- WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Amerada Hess (Cayman) Limited. We are a Cayman Islands company formed for the purpose of making this offer. We are a wholly owned subsidiary of Amerada Hess Corporation, a public company incorporated under the laws of Delaware. See the "Introduction" to this Offer to Purchase. We are making the offer pursuant to an acquisition agreement dated as of July 9, 2001 among us, Amerada Hess and Triton.

- HAVE TRITON'S PRINCIPAL SHAREHOLDERS AGREED TO SELL THEIR SHARES?

     HM4 Triton, L.P., an affiliate of Hicks, Muse, Tate & Furst Incorporated, and certain other shareholders of Triton have agreed to sell to us, and we have agreed to purchase from them, all of their ordinary shares and 8% convertible preference shares, representing approximately 37.7% of the outstanding ordinary shares assuming the conversion of such preference shares (34.2% on a fully diluted basis). When we acquire the ordinary shares and preference shares owned by the shareholders who are party to the principal shareholders agreement, it will not be possible under Cayman Islands law for another person to purchase Triton's entire share capital without our agreement. See Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements" in this Offer to Purchase.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the existing unconditionally allotted or issued and fully paid ordinary shares and any further ordinary shares which are unconditionally allotted or issued and fully paid before the date on which the offer expires (including the associated series A junior participating preferred share purchase rights) of Triton. We are not making an offer for preference shares or options to purchase ordinary shares (although procedures will be established to permit the conditional tender of ordinary shares for which options can be exercised or into which preference shares may be converted). See the "Introduction" to this Offer to Purchase.

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $45.00 per ordinary share, net to you, in cash, without any interest, for each ordinary share. If you are the record owner of your ordinary shares and you tender your ordinary shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your ordinary shares through a broker or other nominee, and your broker tenders your ordinary shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We will be provided with approximately $2.9 billion by our parent company, Amerada Hess and/or its affiliates, which will be used to purchase all ordinary shares validly tendered and not withdrawn in the offer and to provide funding for payment for all ordinary shares transferred to us pursuant to a compulsory acquisition under Section 88 of the Companies Law (2001 Second Revision) of the Cayman Islands or pursuant to a scheme of arrangement in accordance with Section 86 of the Companies Law. This transfer of ordinary shares pursuant to a compulsory acquisition or a scheme of arrangement will be conducted in accordance with the terms and conditions of the acquisition agreement among us, Amerada Hess and Triton. The offer is not conditioned on any financing arrangements. Amerada Hess and/or its affiliates currently intend to provide us with the funds necessary to purchase the ordinary shares through a combination of loans and/or capital contributions. Amerada Hess and/or its affiliates intend to obtain such funds through an existing credit facility and a new credit facility for which it has received a financing commitment from Citibank, N.A. and Salomon Smith Barney, Inc. See Section 9 -- "Source and Amount of Funds" in this Offer to Purchase.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not believe that our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     - the offer is being made for all ordinary shares, solely for cash,

     - the offer is not subject to any financing condition,

     - the form of payment that you will receive consists solely of cash and if you tender into the offer and receive payment in full for your ordinary shares, you will have no continuing equity interest in Triton, and

     - we may acquire all remaining ordinary shares for the same cash price pursuant to the compulsory acquisition or the scheme of arrangement, in each case in accordance with the Companies Law (2001 Second Revision) of the Cayman Islands and in the manner provided for in the acquisition agreement. See Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements" for a discussion of the requirements for effecting a compulsory acquisition or a scheme of arrangement in accordance with the Companies Law of the Cayman Islands.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until 12:00 midnight, New York City time, on Monday, August 13, 2001, to tender your ordinary shares in the offer, unless the offer is extended pursuant to the terms of the acquisition agreement. Further, if you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 -- "Terms of the Offer" and Section
3 -- "Procedures for Tendering Ordinary Shares" in this Offer to Purchase.

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. Subject to the terms of the acquisition agreement, we have agreed with Triton that we may extend the offer as required by any rule, regulation or interpretation of the Securities and Exchange Commission or, if at the time the offer is scheduled to expire, including at the end of an earlier extension, any of the offer conditions is not satisfied or waived by us. We may extend the offer for successive periods of up to ten business days at a time, or longer periods as approved by Triton, until the earlier of the acceptance for payment of any ordinary shares pursuant to the offer or September 15, 2001. In addition, Triton may require us to extend the initial offering period on one occasion for up to ten calendar days if the tender offer conditions have not been satisfied or, even if the tender offer conditions have been satisfied, less than 90% of the ordinary shares have been tendered into and not withdrawn from the offer.

     We may, or as described below, Triton may require us to, extend the offering period on one occasion through a subsequent offering period for up to a maximum of 20 business days as described below or if required by applicable law. See Section 1 -- "Terms of the Offer" in this Offer to Purchase.

- WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased ordinary shares tendered during the initial offering period, during which holders of ordinary shares may tender their ordinary shares and receive the offer consideration.

     We can make a subsequent offering period available for up to a maximum of 20 business days. Additionally, if we amend the minimum condition to a number of ordinary shares representing at least a majority of the votes of the ordinary shares on a fully diluted basis and accept any ordinary shares tendered and not withdrawn for payment pursuant to the offer, then Triton can require us to make a subsequent offering period available to the holders of ordinary shares by extending the offer on one occasion, for up to a maximum of 20 business days.

     To comply with the applicable laws of the United States, during any subsequent offering period we will immediately accept for payment all tenders of ordinary shares and pay promptly for all ordinary shares tendered in any subsequent offering period. No holders will have any withdrawal rights with respect to ordinary shares tendered during any subsequent offering period. For more information, see Section 1 -- "Terms of the Offer" in this Offer to Purchase.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform The Bank of New York, which is the depositary for the offer, of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1 -- "Terms of the Offer" in this Offer to Purchase.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - We are not obligated to purchase any ordinary shares which are validly tendered if the number of ordinary shares validly tendered and not properly withdrawn prior to the expiration of the offer represents less than 90% in value of the ordinary shares. We may, at any time, amend this minimum condition to equal the number of ordinary shares representing a majority of the total number of votes of the outstanding ordinary shares on a fully diluted basis. The amendment of the minimum condition as described above would require that we make adequate notice of such amendment and might require the extension of the offer.

     - We are not obligated to purchase any ordinary shares which are validly tendered if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been waived before we accept the shares which have been validly tendered.

     See the "Introduction" and Section 14 -- "Conditions of the Offer" in this Offer to Purchase.

- HOW DO I TENDER MY SHARES?

     To tender ordinary shares, you must deliver the certificate(s) representing your ordinary shares, together with a completed Letter of Transmittal, to The Bank of New York, the depositary for the offer, not later than the time the tender offer expires. If your ordinary shares are held in "street name," the ordinary shares can be tendered by your nominee through The Depository Trust Company. If you cannot obtain any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may obtain a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 -- "Procedures for Tendering Ordinary Shares" in this Offer to Purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw ordinary shares at any time until the offer (excluding any subsequent offering period) has expired and, if we have not by September 14, 2001 agreed to accept your ordinary shares for payment, you can withdraw them at any time after such time until we accept ordinary shares for payment. You may not withdraw any ordinary shares tendered in a subsequent offering period. See
Section 1 -- "Terms of the Offer" and Section 4 -- "Withdrawal Rights" in this Offer to Purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw ordinary shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to The Bank of New York, the depositary for the offer, while you still have the right to withdraw the ordinary shares. See Section 4 -- "Withdrawal Rights" in this Offer to Purchase.

- WHAT DOES THE TRITON BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to an acquisition agreement among us, Amerada Hess and Triton. The board of directors of Triton by unanimous vote has determined that the acquisition agreement, the principal shareholders agreement and the offer are fair to and in the best interests of the company and the holders of the ordinary shares (other than, in the case of the transactions contemplated by the principal shareholders agreement, the shareholders party thereto). The board of directors of Triton by unanimous vote has approved the execution, delivery and performance by Triton of the acquisition agreement and the principal shareholders agreement by Triton and the consummation of the transactions contemplated thereby, including the offer. The board of directors of Triton has unanimously resolved to recommend that the holders of ordinary shares accept the offer and tender their ordinary shares pursuant to the offer. See the "Introduction" to this Offer to Purchase.

- WILL WE SEEK TO ACQUIRE TRITON'S ENTIRE SHARE CAPITAL IF ALL OF TRITON'S ORDINARY SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If we accept for payment and pay for ordinary shares representing at least 90% in value of the ordinary shares, both we and Triton will take all necessary action to effect a compulsory acquisition of those ordinary shares not owned by us and that are outstanding at the expiration of the offer, in accordance with Section 88 of the Companies Law (2001 Second Revision) of the Cayman Islands.

     If we are not required to take all necessary action to effect a compulsory acquisition as described above, we may request that Triton take the actions necessary to effectuate a scheme of arrangement pursuant to Sections 86 and 87 of the Companies Law of the Cayman Islands promptly following either (i) the date we accept for payment ordinary shares of Triton and any subsequent offering period expires or (ii) the date that the offer expires without the purchase of any ordinary shares of Triton. We may only require Triton to take this action if the offer has remained open for a minimum of 20 business days plus any extension of the expiration date of the offer (up to ten days) required by Triton.

     If a compulsory acquisition takes place, we would acquire all remaining ordinary shares of Triton (other than ordinary shares held by Amerada Hess or its subsidiaries, including us) that are outstanding at the expiration of the offer for $45.00 per ordinary share in cash and we will evaluate the best way in which to acquire all preference shares that were not converted into ordinary shares and tendered into the offer, which may include redeeming the preference shares in accordance with their terms. If a scheme of arrangement is effected pursuant to Sections 86 and 87 of the Companies Law, we will acquire all remaining ordinary shares and, in the event that there are preference shares outstanding on the commencement of the scheme of arrangement, preference shares of Triton (other than shares held by Amerada Hess or its subsidiaries, including us) for $45.00 per ordinary share in cash and $180.00, plus any accumulated and unpaid dividends thereon, per preference share in cash. See the "Introduction" to this Offer to Purchase.

- IF A COMPULSORY ACQUISITION OR SCHEME OF ARRANGEMENT BECOMES EFFECTIVE, WILL TRITON CONTINUE AS A PUBLIC COMPANY?

     No. If we acquire Triton's entire share capital through the offer, a compulsory acquisition or scheme of arrangement, Triton will no longer be publicly owned. Even if neither a compulsory acquisition nor a scheme of arrangement becomes effective, if we purchase all of the tendered ordinary shares, there may be so few remaining holders of publicly held ordinary shares that (a) Triton ordinary shares will no longer meet the published guidelines of the New York Stock Exchange for continued listing and may be delisted from the New York Stock Exchange, (b) there may not be a public trading market for Triton ordinary shares, and (c) Triton may cease making filings with the Securities and Exchange Commission or may not be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section
13 -- "Effect of the Offer on the Market for the Shares; Exchange Act Registration" in this Offer to Purchase.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the compulsory acquisition takes place or the scheme of arrangement is approved and becomes effective, shareholders not tendering in the offer will receive the same amount of cash per ordinary share that they would have received had they tendered their ordinary shares in the offer. Therefore, if the compulsory acquisition takes place or the scheme of arrangement is approved and becomes effective, the only difference to you between tendering your ordinary shares and not tendering your ordinary shares is that you will be paid earlier if you tender your ordinary shares. However, if a compulsory acquisition does not take place and a scheme of arrangement does not become effective, there may be so few remaining holders of ordinary shares that there may not be any active public trading market for the ordinary shares and the delisting or deregistration described above may occur. See the "Introduction" and Section
13 -- "Effect of the Offer on the Market for the Shares; Exchange Act Registration" of this Offer to Purchase.

- WHAT IS THE MARKET VALUE OF MY ORDINARY SHARES AS OF A RECENT DATE?

     The $45.00 per ordinary share offer price represents a 50% premium over the last sale price of $29.90 per share for Triton ordinary shares reported on the New York Stock Exchange on July 9, 2001, the last trading day before we announced the transaction. We advise you to obtain historical and recent quotations for ordinary shares of Triton in deciding whether to tender your ordinary shares. See Section 6 -- "Price Range of Ordinary Shares; Dividends" in this Offer to Purchase.

- WHAT IF I ALSO OWN PREFERENCE SHARES TO PURCHASE ORDINARY SHARES?

     The offer is only being made for the ordinary shares of Triton. If you own preference shares and would like to participate in the offer you will first need to arrange for the conversion of your preference shares into ordinary shares before tendering them into the offer. Alternatively, we have been informed that the Company intends to make available to holders of preference shares the opportunity to surrender their preference shares for conversion into ordinary shares conditional on our acceptance of ordinary shares for payment pursuant to the offer. Holders of preferred shares will be contacted separately regarding the procedures to be followed to conditionally convert their preference shares and tender the ordinary shares issued upon such conversion.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call D.F. King & Co., Inc. at (800) 758-5880 (toll free) or Goldman, Sachs & Co. at (212) 902-1000 (call collect) or (800) 323-5678 (toll free). D.F. King & Co., Inc. is acting as the information agent and Goldman, Sachs & Co. are acting as the dealer managers for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Ordinary Shares of Triton Energy Limited:

                                  INTRODUCTION

     Amerada Hess (Cayman) Limited (the "Purchaser"), a company limited by shares, organized under the laws of the Cayman Islands and a wholly owned subsidiary of Amerada Hess Corporation ("Amerada Hess"), a Delaware corporation, hereby offers to purchase all of the existing unconditionally allotted or issued and fully paid ordinary shares, par value $0.01 per share, of Triton Energy Limited (the "Company"), a company limited by shares organized under the laws of the Cayman Islands, and any further ordinary shares which are unconditionally allotted or issued and fully paid before the date and time on which the Offer (as defined below) expires, including the associated Rights (as defined below) (the "Ordinary Shares"), at a price of $45.00 per Ordinary Share, net to the seller in cash, without interest thereon (the "Ordinary Share Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

     Unless the context indicates otherwise, all references to Ordinary Shares shall include the associated Series A junior participating preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of March 25, 1996, as amended, by and between the Company and Mellon Investor Services LLC ("Mellon") (as successor to Chemical
Bank), as Rights Agent (the "Rights Agent"). To validly tender Ordinary Shares, a holder must tender the Rights. Unless a Distribution Date (as defined below) has occurred, the tender of Ordinary Shares will constitute the tender of the associated Rights.

     Holders of Ordinary Shares ("Holders") whose Ordinary Shares are registered in their own name and who tender directly to The Bank of New York, as Depositary (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Ordinary Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Goldman, Sachs & Co., as Dealer Managers (the "Dealer Managers"), the Depositary and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16 -- "Fees and Expenses."

     THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF ORDINARY SHARES WHICH REPRESENT AT LEAST 90% IN VALUE OF THE ORDINARY SHARES (THE "MINIMUM CONDITION"). FOR PURPOSES OF DETERMINING WHETHER SUCH MINIMUM CONDITION IS SATISFIED, ALL ORDINARY SHARES HELD BY THE PRINCIPAL SHAREHOLDERS (AS DEFINED BELOW) THAT ARE TENDERED AND NOT WITHDRAWN (BUT CONTINUING TO INCLUDE FOR SUCH PURPOSE ALL ORDINARY SHARES WITHDRAWN AT THE INSTRUCTION OF AMERADA HESS) AND ALL ORDINARY SHARES ISSUABLE UPON CONVERSION OF PREFERRED SHARES THAT ARE SURRENDERED FOR CONVERSION BY THE PRINCIPAL SHAREHOLDERS WITH APPROPRIATE TENDER INSTRUCTIONS PURSUANT TO THE PRINCIPAL SHAREHOLDERS AGREEMENT (AS DEFINED BELOW) (BUT CONTINUING TO INCLUDE FOR SUCH PURPOSE ALL ORDINARY SHARES ISSUABLE UPON CONVERSION OF PREFERRED SHARES WITH RESPECT TO WHICH TENDER AND CONVERSION INSTRUCTIONS ARE REVOKED AT THE INSTRUCTION OF AMERADA HESS) SHALL BE INCLUDED IN SUCH CALCULATION. AMERADA HESS OR THE PURCHASER MAY, AT ANY TIME, AMEND THE MINIMUM CONDITION TO EQUAL THE NUMBER OF ORDINARY SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF VOTES OF THE ORDINARY SHARES DETERMINED ON A FULLY DILUTED BASIS ("ON A FULLY DILUTED BASIS" MEANING, AT ANY TIME, THE NUMBER OF ORDINARY SHARES ALLOTTED AND ISSUED, TOGETHER WITH THE ORDINARY SHARES WHICH THE COMPANY MAY BE REQUIRED TO ISSUE, NOW OR IN THE FUTURE, INCLUDING, WITHOUT LIMITATION, ORDINARY SHARES ISSUABLE PURSUANT TO WARRANTS, OPTIONS OR OTHER RIGHTS OR OTHER OBLIGATIONS OUTSTANDING AT SUCH TIME UNDER EMPLOYEE STOCK OR SIMILAR BENEFIT PLANS OR OTHERWISE, WHETHER OR NOT VESTED OR THEN EXERCISABLE, BUT EXCLUDING THE EFFECT OF THE RIGHTS). THE AMENDMENT OF THE MINIMUM CONDITION AS DESCRIBED ABOVE WOULD REQUIRE ADEQUATE NOTICE OF SUCH AMENDMENT TO HOLDERS AND MIGHT REQUIRE AN EXTENSION OF THE OFFER. THE OFFER IS ALSO CONDITIONED ON THE SATISFACTION OF THE HSR CONDITION (AS DEFINED BELOW) AND THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14 -- "CONDITIONS OF THE OFFER."

     "HSR CONDITION" MEANS THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER

(THE "HSR ACT"). SEE SECTION 14 -- "CONDITIONS OF THE OFFER" FOR A COMPLETE DESCRIPTION OF THE CONDITIONS OF THE OFFER.

     AMERADA HESS AND THE PURCHASER HAVE ENTERED INTO A PRINCIPAL SHAREHOLDERS AGREEMENT (THE "PRINCIPAL SHAREHOLDERS AGREEMENT") DATED AS OF JULY 9, 2001 WITH THE COMPANY, HM4 TRITON, L.P., AN AFFILIATE OF HICKS, MUSE, TATE & FURST INCORPORATED ("HICKS MUSE"), AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY (THE "PRINCIPAL SHAREHOLDERS"). THE PRINCIPAL SHAREHOLDERS BENEFICIALLY OWN, IN THE AGGREGATE, 1,733,573 ORDINARY SHARES AND 5,058,685 PREFERRED SHARES. EACH PREFERRED SHARE IS CONVERTIBLE INTO FOUR ORDINARY SHARES. THE ORDINARY SHARES AND THE PREFERRED SHARES BENEFICIALLY OWNED BY THE PRINCIPAL SHAREHOLDERS REPRESENT APPROXIMATELY 37.7% OF THE ALLOTTED AND ISSUED ORDINARY SHARES, ASSUMING CONVERSION OF SUCH PREFERRED SHARES (34.2% ON A FULLY DILUTED BASIS). THE PRINCIPAL SHAREHOLDERS HAVE AGREED TO TENDER PURSUANT TO THE OFFER THEIR ORDINARY SHARES AND TO CONDITIONALLY CONVERT THEIR PREFERRED SHARES AND CONDITIONALLY TENDER PURSUANT TO THE OFFER THE ORDINARY SHARES INTO WHICH THE PREFERRED SHARES ARE CONVERTIBLE. THE ACQUISITION AGREEMENT REQUIRES THE PURCHASER TO ACCEPT FOR PAYMENT AND PAY FOR ALL ORDINARY SHARES OWNED BY THE PRINCIPAL SHAREHOLDERS AND ALL ORDINARY SHARES ISSUABLE UPON CONVERSION OF THE PREFERRED SHARES OWNED BY THE PRINCIPAL SHAREHOLDERS IF THE PURCHASER ACCEPTS FOR PAYMENT ANY ORDINARY SHARES PURSUANT TO THE OFFER. IF THE ORDINARY SHARES BENEFICIALLY OWNED BY THE PRINCIPAL SHAREHOLDERS (INCLUDING ORDINARY SHARES ISSUABLE UPON THE CONDITIONAL CONVERSION AND TENDER OF THE PREFERRED SHARES) ARE NOT PURCHASED PURSUANT TO THE OFFER (EXCLUDING FOR THIS PURPOSE ANY SUBSEQUENT OFFERING PERIOD (AS DEFINED BELOW)), THE PURCHASER WILL PURCHASE THE ORDINARY SHARES AND THE PREFERRED SHARES BENEFICIALLY OWNED BY THE PRINCIPAL SHAREHOLDERS FOLLOWING THE EXPIRATION OF THE INITIAL OFFERING PERIOD (INCLUDING ANY EXTENSION THEREOF). THE PURCHASE PRICE FOR THE ORDINARY SHARES WOULD BE $45.00 PER SHARE IN CASH AND THE PURCHASE PRICE FOR THE PREFERRED SHARES WOULD BE $180.00 PER SHARE, PLUS ANY ACCUMULATED AND UNPAID DIVIDENDS THEREON, IN CASH.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE ACQUISITION AGREEMENT (AS DEFINED BELOW), THE PRINCIPAL SHAREHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE SCHEME OF ARRANGEMENT (AS DEFINED BELOW) AND THE COMPULSORY ACQUISITION (AS DEFINED BELOW) ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF ORDINARY SHARES AND PREFERRED SHARES (OTHER THAN, IN THE CASE OF TRANSACTIONS CONTEMPLATED BY THE PRINCIPAL SHAREHOLDERS AGREEMENT, THE PRINCIPAL SHAREHOLDERS), (II) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY THE COMPANY OF THE ACQUISITION AGREEMENT AND THE PRINCIPAL SHAREHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE SCHEME OF ARRANGEMENT AND THE COMPULSORY ACQUISITION, AND (III) RESOLVED TO RECOMMEND THAT THE HOLDERS ACCEPT THE OFFER AND TENDER THEIR ORDINARY SHARES (INCLUDING THE RIGHTS) PURSUANT TO THE OFFER AND THAT THE HOLDERS OF ORDINARY SHARES AND PREFERRED SHARES APPROVE THE SCHEME OF ARRANGEMENT, IF SUCH APPROVAL IS SOUGHT.

     THE COMPANY HAS ADVISED AMERADA HESS THAT J.P. MORGAN SECURITIES INC., THE FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS OPINION DATED JULY 9, 2001, THAT, AS OF THE DATE OF THE ACQUISITION AGREEMENT, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND EITHER THE PROPOSED COMPULSORY ACQUISITION OR THE PROPOSED SCHEME OF ARRANGEMENT, AS APPLICABLE, BY THE HOLDERS OF ORDINARY SHARES AND THE HOLDERS OF THE PREFERRED SHARES (OTHER THAN AMERADA HESS OR ANY DIRECT OR INDIRECT SUBSIDIARY THEREOF) IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS (OTHER THAN, IN THE CASE OF THE TRANSACTIONS CONTEMPLATED BY THE PRINCIPAL SHAREHOLDERS AGREEMENT, THE PRINCIPAL SHAREHOLDERS), SUBJECT TO THE ASSUMPTIONS AND QUALIFICATIONS SET FORTH THEREIN. A COPY OF THE OPINION OF J.P. MORGAN SECURITIES INC., WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY J.P. MORGAN SECURITIES INC., IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO THE HOLDERS CONCURRENTLY HEREWITH. HOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

     The Offer is being made pursuant to an Acquisition Agreement (the "Acquisition Agreement"), dated as of July 9, 2001, as amended, by and among Amerada Hess, the Purchaser and the Company. The Acquisition Agreement provides that, in the event that, following the purchase of Ordinary Shares pursuant to the Offer (including any Subsequent Offering Period), Amerada Hess, the Purchaser and any other subsidiary of Amerada Hess shall own Ordinary Shares which represent at least 90% in value of the Ordinary Shares, the Company, Amerada Hess and the Purchaser agree to take all necessary and appropriate action for the

Purchaser to effect the compulsory acquisition (the "Compulsory Acquisition") of those Ordinary Shares that are not owned by Amerada Hess, the Purchaser or any other subsidiary of Amerada Hess in accordance with Section 88 of the Companies Law (2001 Second Revision) of the Cayman Islands (the "Companies Law") as promptly as practicable after the acceptance for payment of Ordinary Shares pursuant to the Offer. See Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements."

     Promptly following the acceptance for payment of Ordinary Shares pursuant to the Offer and, if applicable, the Subsequent Offering Period which results in Amerada Hess, the Purchaser and any other subsidiary of Amerada Hess owning Ordinary Shares which represent less than 90% in value of the Ordinary Shares, or the expiration of the Offer without the purchase of any Ordinary Shares thereunder, (A) if the Offer has remained open for a minimum of 20 business days, plus any extension of the Expiration Date (as defined below) (up to an additional ten days) that has been required by the Company, and (B) if requested by Amerada Hess or the Purchaser, in their sole discretion and in accordance with applicable law, the Company shall (i) cause an application to be made to the Grand Court of the Cayman Islands (the "Court") requesting the Court to summon such class meetings of shareholders of the Company as the Court may direct ("Shareholders' Meetings"), (ii) if directed by the Court, convene such Shareholders' Meetings seeking the approval required under Section 86(2) of the Companies Law and (iii) subject to such approvals being obtained, cause a petition to be presented to the Court seeking the sanctioning of a scheme of arrangement pursuant to Section 86 of the Companies Law (the "Scheme of Arrangement") and file such other documents as are required to be duly filed with the Court to effect the Scheme of Arrangement. Upon the Company having caused a copy of the order of the Court sanctioning the Scheme of Arrangement to be duly delivered to the Registrar of Companies of the Cayman Islands (the "Registrar") and the registration of such order by the Registrar (the "Scheme Effective Time"), by virtue of the Scheme of Arrangement: (i) each Ordinary Share (and the associated Rights) issued and outstanding immediately prior to the Scheme Effective Time (other than Ordinary Shares (and the associated Rights) which are held by any wholly owned subsidiary of the Company, or which are held, directly or indirectly, by Amerada Hess or any subsidiary of Amerada Hess (including the Purchaser)) shall be, by virtue of the Scheme of Arrangement and without any action required by the Holder thereof, transferred to the Purchaser in consideration for $45.00 in cash per Ordinary Share transferred; and (ii) in the event that there are Preferred Shares outstanding on the commencement of the Scheme of Arrangement, each Preferred Share issued and outstanding immediately prior to the Scheme Effective Time (other than Preferred Shares which are held by any wholly owned subsidiary of the Company, or which are held, directly or indirectly, by Amerada Hess or any subsidiary of Amerada Hess (including the Purchaser)) shall be, by virtue of the Scheme of Arrangement and without any action required by the holder thereof, transferred to the Purchaser in consideration for $180.00, plus any accumulated and unpaid dividends thereon through the Scheme Effective Date, in cash per Preferred Share. See Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements."

     The Company has informed the Purchaser that, as of July 5, 2001, there were
(i) 37,500,375 Ordinary Shares outstanding, (ii) 5,180,265 Preferred Shares outstanding, (iii) no Series A junior participating preference shares outstanding, (iv) no Ordinary Shares and no Preferred Shares held in the Company's treasury and (v) stock options and other rights issued and outstanding, representing in the aggregate the right to purchase 6,013,818 Ordinary Shares. Based on the foregoing numbers and assuming the conversion of all of the Preferred Shares and the tender of all of the Ordinary Shares resulting from such conversion and the exercise of all options and the tender of all of the Ordinary Shares resulting from the exercise of such options, the Minimum Condition would be satisfied if 57,811,728 Ordinary Shares are validly tendered and not properly withdrawn prior to the Expiration Date. As the Principal Shareholders beneficially own 21,968,313 Ordinary Shares (assuming full conversion of Preferred Shares beneficially owned by the Principal Shareholders), based on the same information and assumptions, the Minimum Condition would be satisfied if 35,843,415 Ordinary Shares are validly tendered and not properly withdrawn by Holders other than the Principal Shareholders prior to the Expiration Date.

     The Company has been advised, and has informed Amerada Hess, that each of its directors and executive officers intends to tender pursuant to the Offer all Ordinary Shares owned of record and beneficially by him or her, except to the extent that such tender would violate applicable securities laws or require disgorgement of profits from any such tender offer under Section 16 of the Exchange Act (as defined below).

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Ordinary Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 -- "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, August 13, 2001, unless and until the Purchaser, in its sole discretion or at the direction of the Company (subject to the terms of the Acquisition Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned on, among other things, satisfaction of the Minimum Condition and the HSR Condition. The Offer is also subject to certain other conditions set forth in Section 14 -- "Conditions of the Offer." If these or any of the other conditions referred to in Section 14 -- "Conditions of the Offer" are not satisfied or any of the events specified in Section
14 -- "Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Acquisition Agreement and the limitations described below, expressly reserves the right (but is not obligated) to (i) decline to purchase any of the Ordinary Shares tendered in the Offer and terminate the Offer, and return all tendered Ordinary Shares to the tendering Holders, (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by the Acquisition Agreement or applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Ordinary Shares validly tendered or (iii) extend the Offer and, subject to the right of a tendering Holder to withdraw its Ordinary Shares until the Expiration Date, retain the Ordinary Shares which have been tendered during the period or periods for which the Offer is extended.

     The Rights are currently evidenced by the certificates for the Ordinary Shares and the tender by a Holder of such Holder's Ordinary Shares will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights.

     Subject to the terms of the Acquisition Agreement described below, the applicable rules and regulations of the Commission and applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in
Section 14 -- "Conditions of the Offer," by giving notice of such extension to the Depositary and by making a public announcement thereof not later than 9:00 a.m. New York City time, on the next business day after the day on which the Offer was scheduled to expire. The Company also may require the Purchaser to extend the initial offering period on one occasion for up to ten calendar days if, at the scheduled expiration date of the Offer, the tender offer conditions have not been satisfied or, even if the tender offer conditions have been satisfied, less than 90% in value of the Ordinary Shares have been tendered into and not withdrawn from the Offer. Except as may be required pursuant to the Acquisition Agreement, there can be no assurance that the Purchaser or the Company will exercise its right to extend the Offer. During any such extension, all Ordinary Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its Ordinary Shares. See Section 4 -- "Withdrawal Rights."

     Subject to the terms of the Acquisition Agreement described below, the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such Ordinary Shares were theretofore accepted for payment, payment for, any Ordinary Shares if any applicable waiting period under the HSR Act has not expired or been terminated, (ii) to terminate the Offer on any scheduled Expiration Date and not accept for payment any Ordinary Shares if any of the conditions referred to in Section 14 -- "Conditions of the Offer" are not satisfied or any of the events specified in Section 14 -- "Conditions of the Offer" have occurred and (iii) to waive any condition or otherwise amend the Offer in any respect (subject to the limitations described below) by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Purchaser expressly reserves the right to modify the terms of the Offer, provided, however, that the Purchaser shall not (and Amerada Hess shall cause the Purchaser not to), without the prior written consent of the Company,
(i) reduce the number of Ordinary Shares to be purchased pursuant to the Offer,
(ii) reduce the Ordinary Share Offer Price, (iii) impose any additional conditions to the Offer, (iv) change the form of consideration payable in the Offer, (v) make any change to the terms of the Offer, including without limitation the tender offer conditions, which is materially adverse in any manner to the Holders, (vi) amend or waive the Minimum Condition, except that the Purchaser may, at any time, amend the Minimum Condition to equal the number of Ordinary Shares representing a majority of the total number of votes of the outstanding Ordinary Shares determined on a fully diluted basis or (vii) extend the Expiration Date, provided, however, that Amerada Hess or the Purchaser may extend the Expiration Date: (A) as required by any rule, regulation or interpretation of the Commission; or (B) in the event that any condition to the Offer is not satisfied and, to the extent permitted in the Acquisition Agreement, is not waived as of the scheduled Expiration Date, for such successive periods for up to ten business days at a time (or such longer period as shall be approved by the Company) until the earlier of the acceptance for payment of any Ordinary Shares pursuant to the Offer or September 15, 2001. Notwithstanding anything in the foregoing to the contrary, the Company may require the Purchaser to extend the offer on one occasion for a maximum period of ten days if at the scheduled Expiration Date, the tender offer conditions (assuming for this purpose that the Minimum Condition has not been amended as contemplated in clause (vi) of the preceding sentence) have not been satisfied.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Ordinary Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause
(i) of the second preceding paragraph), any Ordinary Shares upon the occurrence of any of the conditions specified in Section 14 -- "Conditions of the Offer" without extending the period of time during which the Offer is open. During any such extension, all Ordinary Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its Ordinary Shares.

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser, subject to certain conditions, may make available a subsequent offering period (the "Subsequent Offering Period") by extending the Offer on one occasion for a period of not less than three business days and not to exceed 20 business days. Additionally, Amerada Hess, the Purchaser and the Company have agreed that (i) the Purchaser may include a Subsequent Offering Period for up to a maximum of 20 business days and (ii) the Company may require the Purchaser to make a Subsequent Offering Period available to the Holders by extending the offer on one occasion for up to a maximum of 20 business days, if the Purchaser amends the Minimum Condition as contemplated in clause (vi) of the first sentence of the second preceding paragraph and accepts Ordinary Shares tendered and not withdrawn for payment pursuant to the terms of the Offer.

     If the Purchaser commences a Subsequent Offering Period, U.S. federal securities laws require the Purchaser to accept immediately for payment all tenders of Ordinary Shares during a Subsequent Offering Period and to pay promptly for all Ordinary Shares tendered in any Subsequent Offering Period.

     During a Subsequent Offering Period, tendering Holders will not have withdrawal rights and the Purchaser will promptly accept and pay for all Ordinary Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) the offer is for all outstanding securities of the class that is the subject of the Offer, (iii) the Purchaser accepts and promptly pays for all Ordinary Shares tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Ordinary Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) the Purchaser immediately accepts and promptly pays for Ordinary Shares as they are tendered during the Subsequent Offering Period and (vi) the Purchaser offers the same form and amount of consideration for Ordinary Shares in the Subsequent Offering Period as in the Offer. The staff of the Commission has expressed the view that a bidder can decide to provide for a Subsequent Offering Period after the initial offering period has expired if such a Subsequent Offering Period is announced at the same time that the bidder announces the results of the initial offering period. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify Holders consistent with the requirements of the Commission.

     THE PURCHASER MAY INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER IN THE CIRCUMSTANCES SET FORTH ABOVE. PURSUANT TO RULE 14d-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO ORDINARY SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD WITH RESPECT TO ORDINARY SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION, THE ORDINARY SHARE OFFER PRICE, WILL BE PAID TO HOLDERS TENDERING ORDINARY SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     Any extension, delay, termination, waiver or amendment described below will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of Ordinary Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Ordinary Shares sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Holders and investor response. The amendment of the Minimum Condition, as described above, would require that adequate notice of such amendment be provided to Holders and might require an extension of the Offer.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings in respect of the Ordinary Shares for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record Holders whose names appear on the Company's list of Holders and will be furnished, for subsequent transmittal to beneficial owners of Ordinary Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of Holders or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR ORDINARY SHARES. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Acquisition Agreement and applicable law (including Rule 14e-1(c) under the Exchange Act), the Purchaser will purchase, by accepting for payment, and will pay for, all Ordinary Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4 -- "Withdrawal Rights") promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14 -- "Conditions of the Offer," including, but not limited to, the regulatory conditions specified in Section 15 -- "Certain Legal Matters; Regulatory Approvals." Subject to applicable rules of the Commission and the terms of the Acquisition Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Ordinary Shares in order to comply, in whole or in part, with any applicable law. If, following acceptance for payment of Ordinary Shares, the Purchaser asserts such regulatory approvals as a condition and does not promptly pay for Ordinary Shares tendered, the Purchaser will promptly return such Ordinary Shares.

     In all cases, payment for Ordinary Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Ordinary Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Ordinary Shares into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 -- "Procedures for Tendering Ordinary Shares," (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Ordinary Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Ordinary Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Ordinary Shares. On the terms and subject to the conditions of the Offer, payment for Ordinary Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary within three business days after acceptance for payment of Ordinary Shares tendered pursuant to the Offer, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose Ordinary Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE ORDINARY SHARE OFFER PRICE BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Holders, the Purchaser's obligation to make such payment shall be satisfied, and tendering Holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Ordinary Shares pursuant to the Offer.

     If any tendered Ordinary Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Ordinary Shares than are tendered, Certificates evidencing Ordinary Shares not purchased will be returned, without expense to the tendering Holder (or, in the case of Ordinary Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 -- "Procedures for Tendering Ordinary Shares," such Ordinary Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Ordinary Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Ordinary Shares purchased pursuant to the Offer, whether or not such Ordinary Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to assign to Amerada Hess, or to any other direct or indirect wholly owned subsidiary of Amerada Hess, the right to purchase all or any portion of the Ordinary Shares tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and the Acquisition Agreement and will in no way prejudice the rights of tendering Holders to receive payment for Ordinary Shares validly tendered and accepted for payment pursuant to the Offer.

     3.  PROCEDURES FOR TENDERING ORDINARY SHARES.

     VALID TENDER OF ORDINARY SHARES. In order for Ordinary Shares to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the Certificates to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable Ordinary Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

     The Offer is not being made to holders of Preferred Shares. If holders of Preferred Shares wish to participate in the Offer, they can convert their Preferred Shares into Ordinary Shares and then tender the resulting Ordinary Shares pursuant to the Offer. Alternatively, the Purchaser has been informed by the Company that the Company intends to make available to holders of Preferred Shares the opportunity to surrender their Preferred Shares for conversion into Ordinary Shares conditional upon the Purchaser's acceptance for payment of Ordinary Shares pursuant to the Offer. Holders of Preferred Shares will be contacted separately regarding the procedures to be followed to conditionally convert their Preferred Shares and tender the Ordinary Shares to be issued upon such conversion. If a holder of Preferred Shares chooses to convert such Preferred Shares into Ordinary Shares other than pursuant to the conditional conversion referred to above, and tender the Ordinary Shares issued upon such conversion, such holder must allow sufficient time to both follow the procedures for converting the Preferred Shares and tendering the Ordinary Shares issued upon such conversion prior to the Expiration Date of the Offer.

     Pursuant to the Rights Agreement, until the close of business on the Distribution Date, the Rights will be transferred with and only with the Certificates for Ordinary Shares and the surrender for transfer of any Certificates will also constitute the transfer of the Rights associated with the Ordinary Shares represented by such Certificates. Pursuant to an amendment to the Rights Agreement dated as of July 9, 2001, no Distribution Date will occur by reason of the commencement of the Offer, the acceptance for payment of, or the payment for, Ordinary Shares pursuant to the Offer or the consummation of a Compulsory Acquisition, a Scheme of Arrangement or the other transactions contemplated by the Acquisition Agreement.

     If separate certificates representing the Rights are issued to Holders prior to the time a Holder's Ordinary Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Ordinary Shares tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such Ordinary Shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Ordinary Shares are tendered pursuant to the Offer, Rights may be tendered prior to a Holder receiving the certificates for Rights by use of the guaranteed delivery procedures described below. A tender of Ordinary Shares constitutes an agreement by the tendering Holder to deliver certificates representing all Rights formerly associated with the number of Ordinary Shares tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of Ordinary Shares with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Ordinary Shares have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment Ordinary Shares tendered by a Holder prior to receipt of the certificates for the Rights required to be tendered with such Ordinary Shares, or a Book-Entry Confirmation with respect to such Rights, and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Ordinary Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or
(ii) make payment for Ordinary Shares accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering Holder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for Ordinary Shares in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

     THE METHOD OF DELIVERY OF THE ORDINARY SHARES, CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Ordinary Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Ordinary Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Ordinary Shares may be effected through book-entry transfer, either the Letter of Transmittal (or manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEE. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), unless the Ordinary Shares tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Ordinary Shares) of Ordinary Shares who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

     If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a Holder desires to tender Ordinary Shares pursuant to the Offer and such Holder's Certificates are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Ordinary Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Certificates for all tendered Ordinary Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, or in the case rights certificates have been issued, three NYSE trading days after the date certificates for Rights are distributed to Holders by the Rights Agent. A trading day is a day on which the NYSE is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission, or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Ordinary Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

     OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for Ordinary Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) Certificates or a Book-Entry Confirmation of the delivery of such Ordinary Shares, and if certificates evidencing Rights have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the Ordinary Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates (or certificates for Rights) or Book-Entry Confirmations with respect to Ordinary Shares (or Rights, if applicable) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE ORDINARY SHARE OFFER PRICE TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Ordinary Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Ordinary Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Ordinary Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion (subject to the terms of the Acquisition Agreement) to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Ordinary Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of Ordinary Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     Subject to the terms of the Acquisition Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as such Holder's attorney-in-fact and proxy, with full power of substitution, to vote the Ordinary Shares as described below in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the Ordinary Shares (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Ordinary Shares on or after July 17, 2001 (collectively, the "Distributions")) tendered by such Holder and accepted for payment by the Purchaser prior to the time of such vote or action. All such proxies and powers of attorney shall be considered coupled with an interest in the tendered Ordinary Shares and shall be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such Ordinary Shares and all Distributions in accordance with the terms of the Offer. Such acceptance for payment by the Purchaser shall revoke, without further action, any other proxy or power of attorney granted by such Holder at any time with respect to such Ordinary Shares and all Distributions, and no subsequent proxies or powers of attorney will be given or written consents executed (or, if given or executed, will not be deemed effective) with respect thereto by such Holder. The designees of the Purchaser will, with respect to the Ordinary Shares for which the appointment is effective, be empowered to exercise all voting and other rights as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Ordinary Shares or any Distributions to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Ordinary Shares, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights and rights of conversion) with respect to such Ordinary Shares and receive all Distributions.

     BACKUP WITHHOLDING. UNDER UNITED STATES FEDERAL INCOME TAX LAW, THE AMOUNT OF ANY PAYMENTS MADE BY THE DEPOSITARY TO HOLDERS (OTHER THAN CORPORATE AND CERTAIN OTHER EXEMPT HOLDERS) PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING TAX AT A RATE OF 31%. TO AVOID SUCH BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENTS PURSUANT TO THE OFFER, A NON-EXEMPT, TENDERING "U.S. HOLDER" (AS DEFINED BELOW) MUST PROVIDE THE DEPOSITARY WITH SUCH HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY UNDER PENALTY OF PERJURY THAT
(I) THE TIN PROVIDED IS CORRECT (OR THAT SUCH HOLDER IS AWAITING A TIN) AND (II) SUCH HOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A HOLDER OR IF A HOLDER FAILS TO DELIVER A COMPLETED SUBSTITUTE FORM W-9 TO THE DEPOSITARY OR OTHERWISE ESTABLISH AN EXEMPTION, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH HOLDER. SEE SECTION 5 -- "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" OF THIS OFFER TO PURCHASE AND THE INFORMATION SET FORTH UNDER THE HEADING "IMPORTANT TAX INFORMATION" CONTAINED IN THE LETTER OF TRANSMITTAL. UNDER RECENTLY ENACTED LEGISLATION, THE BACKUP WITHHOLDING TAX RATE OF 31% WILL BE REDUCED AS OF AUGUST 7, 2001 TO 30.5%. THIS RATE WILL BE FURTHER REDUCED TO 30% FOR YEARS 2002 AND 2003, 29% FOR YEARS 2004 AND 2005, AND 28% FOR 2006 AND THEREAFTER.

     The Purchaser's acceptance for payment of Ordinary Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser on the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Tenders of Ordinary Shares made pursuant to the Offer are irrevocable other than as provided by applicable law and the Acquisition Agreement except that such Ordinary Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 14, 2001, or at such later time as may apply if the Offer is extended beyond that date (excluding any Subsequent Offering Period). In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Ordinary Shares tendered during such Subsequent Offering Period or to Ordinary Shares previously tendered in the Offer and accepted for payment.

     If the Purchaser extends the Offer (excluding any Subsequent Offering Period), is delayed in its acceptance for payment of Ordinary Shares or is unable to accept Ordinary Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer but subject to the Purchaser's obligations under the Exchange Act, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Ordinary Shares, and such Ordinary Shares may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section 4 -- "Withdrawal Rights." Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Ordinary Shares to be withdrawn, the number of Ordinary Shares to be withdrawn and the name of the registered holder of the Ordinary Shares, if different from that of the person who tendered such Ordinary Shares. If Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Ordinary Shares have been tendered for the account of an Eligible Institution. Ordinary Shares tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 -- "Procedures for Tendering Ordinary Shares" may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Ordinary Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Ordinary Shares may not be rescinded without the Purchaser's consent and any Ordinary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Amerada Hess, the Purchaser, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     However, any Ordinary Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 -- "Procedures for Tendering Ordinary Shares."

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Ordinary Shares pursuant to the Offer, the Compulsory Acquisition or the Scheme of Arrangement by a U.S. Holder will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Ordinary Shares who for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia),
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

     In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Ordinary Shares and such U.S. Holder's adjusted tax basis in such Ordinary Shares. Assuming that the Ordinary Shares constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to income if such U.S. Holder's holding period for such Ordinary Shares exceeds one year.

     The foregoing discussion may not be applicable to certain types of Holders, including Holders who acquired Ordinary Shares pursuant to the exercise of stock options or otherwise as compensation, Holders that are not U.S. Holders and Holders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold Ordinary Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

     BACKUP WITHHOLDING TAX. As noted in Section 3 -- "Procedures for Tendering Ordinary Shares," a Holder (other than an "exempt recipient" (including a corporation), a non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false) and certain other persons) that receives cash in exchange for Ordinary Shares may be subject to United States federal backup withholding tax at a rate equal to 31%, unless such Holder provides its TIN and certifies that such Holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each U.S. Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

Under recently enacted legislation, the backup withholding tax rate of 31% will be reduced as of August 7, 2001 to 30.5%. This rate will be further reduced to 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 and thereafter.

     The United States federal income tax discussion set forth above is included for general information and is based on income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6.  PRICE RANGE OF ORDINARY SHARES; DIVIDENDS.

     ORDINARY SHARES. The Ordinary Shares are listed and traded on the NYSE under the symbol "OIL." The table below sets forth, for the periods indicated, the quarterly high and low daily sale prices of the Ordinary Shares on the NYSE:

                                                             HIGH       LOW
                                                           --------    ------
FISCAL YEAR ENDED DECEMBER 31, 1999
First Quarter............................................  $   8.88    $ 5.19
Second Quarter...........................................     16.00      6.94
Third Quarter............................................     14.69     10.00
Fourth Quarter...........................................     27.50     13.50

FISCAL YEAR ENDED DECEMBER 31, 2000
First Quarter............................................  $  38.06    $19.19
Second Quarter...........................................     41.00     29.06
Third Quarter............................................     50.88     34.13
Fourth Quarter...........................................     39.75     22.81

FISCAL YEAR ENDING DECEMBER 31, 2001
First Quarter............................................  $  30.75    $17.77
Second Quarter...........................................     32.99     16.75
Third Quarter (through July 9, 2001).....................     33.42     29.56

---------------
Source: Other than fiscal year 2001, data is from the Company's Annual Report on Form 10-K filed with the Commission on March 15, 2001; fiscal year 2001 data is from Bloomberg.

     On July 9, 2001, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the Ordinary Shares on the NYSE was $29.90 per Ordinary Share. On July 16, 2001, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the Ordinary Shares was $44.51 per Ordinary Share. HOLDERS ARE URGED TO OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR THE ORDINARY SHARES.

     No cash dividends have been paid on the Ordinary Shares since fiscal 1990. The Acquisition Agreement prohibits the Company from declaring or paying any dividends without the prior written consent of Amerada Hess until the earliest to occur of (i) the acceptance for payment of any Ordinary Shares pursuant to the Offer, (ii) the date of completion of the Compulsory Acquisition, (iii) the effective date of the Scheme of Arrangement and (iv) the termination of the Acquisition Agreement; provided, that the Company may pay regularly scheduled dividends on the Preferred Shares or upon any redemption of Preferred Shares.

     7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     THE COMPANY. Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based on publicly available documents and records on file with the Commission and other public sources. Neither

Amerada Hess nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Amerada Hess or the Purchaser.

     The Company is an international oil and gas exploration and production company. Its principal properties, operations, and oil and gas reserves are located in Colombia, Equatorial Guinea and Malaysia-Thailand. The Company explores for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East. The Company is a company limited by shares organized under the laws of the Cayman Islands. The address of the Company's principal executive offices is Caledonian House, Jennett Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands. The telephone number of the Company at such offices is
(345) 949-0050.

     CAPITAL STRUCTURE. The authorized capital of the Company consists of (a) 200,000,000 Ordinary Shares and (b) 20,000,000 other shares, par value $0.01 per share, of which 11,000,000 have been authorized as Preferred Shares and 200,000 have been authorized as Series A junior participating preferred shares (the "Junior Preferred Stock").

     (a) SHARES

     As of July 5, 2001, the Company had 37,500,375 Ordinary Shares outstanding and 5,180,265 Preferred Shares outstanding. As of July 5, 2001, no other shares of any class of the share capital of the Company were outstanding.

     (b) RIGHTS

     On March 25, 1996, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each Ordinary Share outstanding at the close of business on March 25, 1996, and has authorized the issuance of one Right for each Ordinary Share of the Company issued between March 25, 1996 and the Distribution Date. Each Right entitles the holder to purchase from the Company one one-thousandth of a share of the Junior Preferred Stock at a price of $120 per one one-thousandth of a share of Junior Preferred Stock, subject to adjustment.

     Currently, the Rights are evidenced by the Certificates for Ordinary Shares registered in the names of the Holders (which Certificates shall be deemed also to be certificates for Rights) and not by separate Right certificates, and the Rights are transferable only in connection with the transfer of the underlying Ordinary Shares (including a transfer to the Company).

     Generally, the Rights become exercisable after the earlier to occur of (i) the tenth day following the first date of a public announcement by the Company or an Acquiring Person (as defined below) that an Acquiring Person has become such or such earlier date as a majority of the Company's Board of Directors shall become aware of the existence of an Acquiring Person (such first date, the "Share Acquisition Date") or (ii) the tenth business day after the commencement by any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity or trustee holding Ordinary Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any subsidiary of the Company, hereinafter collectively referred to as the "Exempt Persons") of, or the first public announcement of the intention of such person (other than an Exempt Person) to commence, a tender or exchange offer, the consummation of which would result in any person becoming the beneficial owner of 15% or more of the Ordinary Shares then outstanding (each such person, an "Acquiring Person") (the earlier of such dates being hereinafter referred to as the "Distribution Date"). The Purchaser has been advised by the Company that the Company and its Board of Directors have taken all necessary action to render the Rights Agreement inapplicable with respect to the Offer pursuant to the terms of the Acquisition Agreement. The Rights Agreement and the rights conveyed thereby shall be inapplicable to the transactions contemplated by the Acquisition Agreement and the Principal Shareholders Agreement or any announcement thereof and any acquisition by Amerada Hess, the Purchaser or any affiliates or associates of each of beneficial ownership of

Ordinary Shares or Preferred Shares following the acquisition by Amerada Hess or the Purchaser of any Ordinary Shares or Preferred Shares pursuant to the Principal Shareholders Agreement or the Acquisition Agreement, until after such time as the ownership of Ordinary Shares held by Amerada Hess, the Purchaser and their respective affiliates and associates is reduced below certain levels.

     Notwithstanding the foregoing, (i) HM4 Triton, L.P. and its affiliates and associates are deemed not to be an Acquiring Person for purposes of the Rights Agreement as a result of any acquisition of Ordinary Shares by HM4 Triton, L.P. or its affiliates and associates unless and until HM4 Triton, L.P.'s ownership of Ordinary Shares is reduced below certain levels and (ii) Amerada Hess and the Purchaser or the affiliates and associates of each are deemed not to be an Acquiring Person for purposes of the Rights Agreement (x) unless and until the Acquisition Agreement and Principal Shareholders Agreement shall terminate and neither Amerada Hess nor the Purchaser purchases any Ordinary Shares or Preferred Shares pursuant thereto or (y) if Amerada Hess or the Purchaser has purchased any Ordinary Shares or Preferred Shares pursuant thereto, until after such time as the ownership of Ordinary Shares held by Amerada Hess, the Purchaser and their respective affiliates and associates is reduced below certain levels. Notwithstanding anything in the Acquisition Agreement to the contrary, neither a Share Acquisition Date nor a Distribution Date will be deemed to have occurred as a result of the execution of the Acquisition Agreement or the Principal Shareholders Agreement, or the public announcement or consummation of the transactions contemplated thereby, or any other acquisition by Amerada Hess, the Purchaser or any affiliates or associates of Ordinary Shares or Preferred Shares, or any public announcement thereof after the purchase by Amerada Hess, the Purchaser or any affiliates or associates of Ordinary Shares or Preferred Shares pursuant to the Principal Shareholders Agreement or the Acquisition Agreement, until after such time as the ownership of Ordinary Shares held by Amerada Hess, the Purchaser and their respective affiliates and associates is reduced below certain levels.

     If, among other events, any person becomes an Acquiring Person, each Right not owned by the Acquiring Person, or an affiliate or associate of that Acquiring Person, generally becomes the right to purchase a number of Ordinary Shares equal to the number obtained by (x) multiplying the then current purchase price (currently $120) by the number of one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and (y) dividing that product by 50% of the then current per share market price of the Ordinary Shares on the date of the occurrence of such event. In addition, at any time after any person becomes an Acquiring Person, if the Company is subsequently merged or certain other extraordinary business transactions are consummated, each Right generally becomes a right to purchase a number of Ordinary Shares of the person with whom the Company has engaged in the foregoing transaction (the "Principal Party") equal to the number obtained by (x) multiplying the then current purchase price (currently $120) by the number of one one-thousandths of a share of Junior Preferred Stock for which a Right was exercisable immediately prior to the time any person first became an Acquiring Person and (y) dividing that product by 50% of the then current per share market price of the ordinary shares of such Principal Party on the date of the consummation of such merger or other extraordinary business transaction.

     At any time prior to such time as any person becomes an Acquiring Person, the Company may redeem the Rights, in whole but not in part, for $0.01 per Right, payable in cash, Ordinary Shares or any other form of consideration deemed appropriate by the Company's Board of Directors. At any time after any person becomes an Acquiring Person and prior to the acquisition by such person of beneficial ownership of a number of Ordinary Shares equal to 50% or more of the number of outstanding Ordinary Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person which will have become void), in whole or in part, at an exchange ratio of one Ordinary Share, or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company's preference shares having equivalent rights, preferences and privileges), per Right (subject to adjustment). The Rights will expire at the close of business on May 22, 2005, if not redeemed or exchanged by the Company at an earlier date. The Rights will terminate upon the effective time of the Scheme of Arrangement or Compulsory Acquisition, as applicable.

     No holder, as such, of any Right certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of shares of Junior Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained in the Rights Agreement or in any Right certificate be construed to confer upon the holder of any Right certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by such Right certificate shall have been exercised in accordance with the provisions of the Rights Agreement.

     (c) OPTIONS

     The Company has issued options or other rights to acquire Ordinary Shares pursuant to a number of different stock option plans and other plans for the benefit of non-management directors, executives and other employees. As of July 5, 2001, these options and other rights were exercisable into 6,013,818 Ordinary Shares. See Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements."

                             TRITON ENERGY LIMITED

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 1999 and 1998 and its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2001 and 2000. The selected consolidated financial information shown below is presented on the full cost method of accounting. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information."

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                               ---------------------------   -------------------
                                                2000      1999      1998       2001       2000
                                               -------   -------   -------   --------   --------
                                                        (IN MILLIONS, EXCEPT SHARE AND
                                                              PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS
Revenues:
  Oil and gas sales..........................  $ 328.5   $ 247.9   $ 160.9   $ 143.9    $  74.3
  Gain on sale of oil and gas assets.........       --        --      67.7        --         --
                                               -------   -------   -------   -------    -------
                                                 328.5     247.9     228.6     143.9       74.3
                                               -------   -------   -------   -------    -------
Costs and expenses:
  Operating..................................     55.2      68.1      73.5      33.7       15.7
  General and administrative.................     24.1      23.6      26.7       6.4        4.6
  Depreciation, depletion and amortization...     55.1      61.4      58.8      33.0       14.0
  Writedown of assets........................     55.4        --     328.6        --         --
  Special charges............................       --       2.9      18.3        --         --
                                               -------   -------   -------   -------    -------
                                                 189.8     156.0     505.9      73.1       34.3
                                               -------   -------   -------   -------    -------
     Operating income (loss).................    138.7      91.9    (277.3)     70.8       40.0
                                               -------   -------   -------   -------    -------
  Gain on sale of Triton Pipeline Colombia...       --        --      50.2        --         --
Interest income..............................      9.7      10.6       3.2       1.5        2.8
Interest expense, net........................    (16.9)    (22.7)    (23.2)     (7.4)      (4.8)
Other income (expense), net..................      5.2      (3.6)      8.5      (2.1)      (1.0)
                                               -------   -------   -------   -------    -------
                                                  (2.0)    (15.7)     38.7      (8.0)      (3.0)
                                               -------   -------   -------   -------    -------
     Earnings (loss) before income taxes,
       extraordinary item and cumulative
       effect of
       accounting change.....................    136.7      76.2    (238.6)     62.8       37.0
Income tax expense (benefit).................     61.0      28.6     (51.1)     25.8       10.7
                                               -------   -------   -------   -------    -------
     Earnings (loss) before extraordinary
       item and cumulative effect of
       accounting change.....................     75.7      47.6    (187.5)     37.0       26.3
Extraordinary item -- extinguishment of
  debt.......................................     (7.0)       --        --        --         --
Cumulative effect of accounting change.......     (1.4)       --        --       1.2       (1.3)
                                               -------   -------   -------   -------    -------
     Net earnings (loss).....................     67.3      47.6    (187.5)     38.2       25.0
Accumulated dividends on Preferred Shares....     29.2      28.7       3.1       7.2        7.3
                                               -------   -------   -------   -------    -------
     Earnings (loss) applicable to Ordinary
       Shares................................  $  38.1   $  18.9   $(190.6)  $  31.0    $  17.7
                                               =======   =======   =======   =======    =======
Average Ordinary Shares outstanding
  (thousands)................................   36,551    36,135    36,609    37,451     35,895
                                               =======   =======   =======   =======    =======

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                               ---------------------------   -------------------
                                                2000      1999      1998       2001       2000
                                               -------   -------   -------   --------   --------
                                                        (IN MILLIONS, EXCEPT SHARE AND
                                                              PER SHARE AMOUNTS)
PER SHARE DATA
Earnings (loss) per Ordinary Share:
  Basic:
     Before extraordinary item and cumulative
       effect of accounting change...........  $  1.27   $  0.52   $ (5.21)  $  0.80    $  0.53
     Extraordinary item -- extinguishment of
       debt..................................    (0.19)       --        --        --         --
     Cumulative effect of accounting
       change................................    (0.04)       --        --      0.03      (0.04)
                                               -------   -------   -------   -------    -------
     Basic earnings (loss)...................  $  1.04   $  0.52   $ (5.21)  $  0.83    $  0.49
                                               =======   =======   =======   =======    =======
  Diluted:
     Before extraordinary item and cumulative
       effect of accounting change...........  $  1.20   $  0.52   $ (5.21)  $  0.62    $  0.45
     Extraordinary item -- extinguishment of
       debt..................................    (0.18)       --        --        --         --
     Cumulative effect of accounting
       change................................    (0.03)       --        --      0.02      (0.02)
                                               -------   -------   -------   -------    -------
     Diluted earnings (loss).................  $  0.99   $  0.52   $ (5.21)  $  0.64    $  0.43
                                               =======   =======   =======   =======    =======
STATEMENT OF CASH FLOWS DATA
Cash flows from operating activities, net....  $ 187.2   $ 116.5   $   1.5   $  31.0    $  40.3
Cash flows from investing activities, net....   (321.7)   (118.5)     84.2     (70.9)     (24.6)
Cash flows from financing activities, net....     84.7     170.1     (80.1)    (18.4)      (0.9)
BALANCE SHEET DATA (AT END OF PERIOD)
Working capital (deficit)....................  $  63.3   $ 161.3   $ (21.6)  $  77.4    $ 163.9
Property, plant and equipment, net...........    687.5     524.2     470.9     717.9      546.2
Total assets.................................  1,194.3     974.5     754.3   1,245.4    1,019.8
Long-term debt, including current
  maturities(1)..............................    504.7     413.5     427.5     500.2      409.1
Shareholders' equity.........................    525.0     463.1     223.8     564.6      494.9

---------------
(1) Includes current maturities totaling $0.1 million and $9.1 million at March 31, 2001 and 2000, respectively, and $4.6 million, $9.0 million and $14.0 million at December 31, 2000, 1999 and 1998, respectively.

                CERTAIN PROJECTED FINANCIAL DATA FOR THE COMPANY

     Prior to entering into the Acquisition Agreement, Amerada Hess received from the Company certain information concerning the Company which Amerada Hess and the Purchaser believe was not and is not publicly available, including certain projected financial data (the "Projections") for the fiscal years 2001 through 2007. The Company does not publicly disclose projections, and the Projections were not prepared with a view to public disclosure. Such information is set forth below in this Offer to Purchase for the limited purpose of giving the Holders access to financial projections that were made available to Amerada Hess and the Purchaser in connection with the Acquisition Agreement and the Offer.

                                                                         FISCAL YEAR
                                            ----------------------------------------------------------------------
                                             2001     2002      2003       2004       2005       2006       2007
                                            ------   ------   --------   --------   --------   --------   --------
                                                           (IN MILLIONS, EXCEPT PRODUCTION AMOUNTS)
COMPANY PROJECTIONS
Production Mboepd(1)......................      58      100        175        194        204        225        196
EBITDAX(2)................................  $393.6   $653.4   $1,105.0   $1,143.0   $1,251.7   $1,365.3   $1,144.5
Total revenues............................   506.9    851.8    1,350.2    1,497.0    1,646.3    1,731.9    1,477.8
Total expenses............................   113.3    198.5      245.2      354.0      394.6      366.6      333.2
Net cash flow after local taxes and
  expenditures............................   (22.4)   171.4      154.7      618.2      829.0      939.2      840.3

---------------
(1) One Mboepd means one thousand barrels of oil equivalent per day. One barrel of oil equivalent means one barrel of crude oil or six Mcf of natural gas. One Mcf means one thousand cubic feet.

(2) EBITDAX consists of net earnings (loss) before exploration and development expenditures, interest expense, income taxes, depreciation expense, amortization of intangibles, exploration and abandonment expense, general and administrative expenses and other non-cash charges reducing consolidated net earnings to the extent deducted in calculating consolidated net earnings
    (loss). EBITDAX is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.

     BASIS OF PROJECTIONS. Amerada Hess and the Purchaser have been advised that the Projections were prepared to present certain production and financial data on an operating basis, based on various assumptions. The Projections were prepared without regard to financing requirements and are not presented on a company-wide consolidated basis. The basis of accounting of the Projections is consistent with the accounting policies normally adopted by the Company. The Projections take account of the results reported by the Company's unaudited interim consolidated financial statements for the three months ended March 31, 2001.

     ASSUMPTIONS. Amerada Hess and the Purchaser have been advised by the Company that the Projections are based on several assumptions, the principal ones of which are the following:

          (a) a Nymex WTI crude oil price of $27.91 per barrel in 2001 and $25 per barrel in each of the years 2002 through 2007;

          (b) a Colombian natural gas price of $1.18, $0.89, and $1.00 per Mcf in years 2001, 2002 and 2003, respectively, and of $1.80 per Mcf in each of the years 2004 through 2007;

          (c) a realized natural gas price of $3.15, $3.01, $2.90, $2.94 and $2.83 per MMbtu (million British thermal units) in years 2003, 2004, 2005, 2006 and 2007, respectively, for the Company's Joint Development Area ("JDA") project in Malaysia-Thailand;

          (d) completion of production facilities of the Company's JDA project in accordance with the current schedule, commencement of production at the beginning of 2003 and increasing the production in 2005;

          (e) significant exploitation of existing discovered fields and exploitation of future exploration discoveries;

          (f) costs of floating production, storage and offloading vessels for development of the Company's fields in Equatorial Guinea remaining consistent with current estimates;

          (g) no asset impairment provisions;

          (h) no significant change in interest rates from those currently prevailing;

          (i) no material change in the rates or basis of taxation affecting the Company from those currently prevailing;

          (j) no material changes in general trading and economic conditions in the countries in which the Company operates or trades; and

          (k) no major disruptions to the business of the Company for reasons such as blow outs, pollution, fire and other hazards which may interrupt or terminate production.

                CAUTIONARY STATEMENTS CONCERNING THE PROJECTIONS

     The Projections were prepared by the Company's management for internal purposes and not with a view to public disclosure or compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Neither Amerada Hess's nor the Company's certified public accountants nor their financial advisors have examined or compiled any of the Projections or expressed any conclusion or provided any form of assurance with respect to the Projections and, accordingly, assume no responsibility for the Projections. The Projections are included herein to give the Holders access to information which was provided to Amerada Hess and which is believed by Amerada Hess and the Purchaser to be not publicly available and should not be deemed to establish or expand liability under applicable law.

     Certain matters discussed herein (including, but not limited to, the Projections) are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements included herein (including the Projections) and should be read with caution. The Company has advised Amerada Hess and the Purchaser that the Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course of business and are based on a variety of estimates and hypothetical assumptions made by management of the Company with respect to, among other things, industry performance, political, general economic, market, interest rate and financial conditions, reserve estimates, production volumes, oil and natural gas prices, sales, cost of goods sold, operating and other revenues and expenses, operating and capital expenditures and working capital of the Company, and other matters which may not be accurate, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. In addition, the Projections do not take into account any of the transactions contemplated by the Acquisition Agreement, including the Offer.

     For these reasons, as well as the bases and assumptions on which the Projections were compiled, the inclusion of such Projections herein should not be regarded as an indication that the Company, Amerada Hess, the Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the Projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and, except to the extent required by applicable law, none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

     AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

     8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND AMERADA HESS.

     THE PURCHASER. The Purchaser, a newly incorporated company limited by shares organized under the laws of the Cayman Islands, has not conducted any business other than in connection with the Offer and the Acquisition Agreement. All of the issued and outstanding shares of the Purchaser are beneficially owned by Amerada Hess. The address of the Purchaser is c/o Amerada Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036. The telephone number of the Purchaser at such offices is (212) 997-8500.

     AMERADA HESS. Amerada Hess is a Delaware corporation. Amerada Hess, headquartered in New York, is a global integrated energy company engaged in the exploration for and the production, purchase, transportation and sale of crude oil and natural gas, as well as the production and sale of refined petroleum products. Exploration and production activities take place primarily in the United States, the United Kingdom, Norway, Denmark, Brazil, Algeria, Gabon, Indonesia, Azerbaijan, Thailand and Malaysia. Amerada Hess produces approximately 425,000 barrels of oil equivalent per day, two-thirds of which is oil and one-third natural gas. Amerada Hess' total proved oil and gas reserves at December 31, 2000 were over 1.1 billion barrels of oil equivalent. Amerada Hess' refined petroleum products are manufactured at the HOVENSA refinery in St. Croix, United States Virgin Islands, which is owned jointly with Petroleos de Venezuela S.A. The refinery is one of the largest in the world with a capacity of 500,000 barrels per day. Amerada Hess markets refined petroleum products on the East Coast of the United States through its terminal network and approximately 1,180 HESS brand retail outlets. Amerada Hess' common stock is traded on the NYSE under the symbol "AHC." The principal executive offices of Amerada Hess are located at 1185 Avenue of the Americas, New York, New York 10036. The telephone number of Amerada Hess at such offices is (212) 997-8500.

     Amerada Hess is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Amerada Hess' directors and officers, their remuneration, stock options granted to them, the principal holders of Amerada Hess' securities, any material interests of such persons in transactions with Amerada Hess and other matters is required to be disclosed in proxy statements filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through EDGAR, including those made by or in respect of Amerada Hess, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

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

     During the last five years, none of Amerada Hess, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

     Except as described in this Offer to Purchase (i) none of Amerada Hess, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Amerada Hess or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in
Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of Amerada Hess, the Purchaser, or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser and Amerada Hess disclaim beneficial ownership of any Ordinary Shares owned by any pension plans of Amerada Hess or the Purchaser or any pension plans of any associate or majority-owned subsidiary of Amerada Hess or the Purchaser.

     Except as described in this Offer to Purchase, none of Amerada Hess, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of Amerada Hess, the Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of Amerada Hess, the Purchaser or any of their subsidiaries or, to the best knowledge of Amerada Hess, or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning an amalgamation, scheme of arrangement, consolidation or acquisition, tender offer for or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. SOURCE AND AMOUNT OF FUNDS. The Offer is not conditioned on any financing arrangements. The amount of funds required by the Purchaser to purchase all of the outstanding Ordinary Shares pursuant to the Offer and to pay related fees and expenses is expected to be approximately $2.8 billion. The Purchaser currently intends to obtain all such funds through a combination of loans from and/or capital contributions by Amerada Hess or other affiliates. Amerada Hess currently intends to obtain such funds primarily through a new loan facility and two existing loan facilities.

     Amerada Hess has received a commitment letter from Citibank, N.A. ("Citibank"), as administrative agent and lender, and Salomon Smith Barney, Inc., as arranger, collectively the "Arrangers"), pursuant to which Citibank has agreed to lend to Amerada Hess up to $1 billion under a two-year unsecured revolving credit facility (the "Revolving Facility").

     Borrowings under the Revolving Facility will bear interest at a rate per annum equal to (at Amerada Hess' election) (i) the administrative agent's base rate or (ii) the London Interbank Offered Rate (LIBOR) plus a margin of 42.5 to
115.0 basis points on Eurodollar borrowings. There is also a facility fee on the Revolving Facility at a rate of 7.5 to 35.0 basis points per annum, payable quarterly in arrears, and a utilization fee of 5.0 to 25.0 basis points on the facility to the extent more than one-third utilized. The margins and such fees will be based on Amerada Hess' long-term senior unsecured non-credit-enhanced debt ratings.

     This commitment is subject to, among other things, the negotiation and execution of definitive financing agreements on terms satisfactory to Amerada Hess and the Arrangers. The definitive documentation relating to the Revolving Facility will contain representations and warranties, covenants, events of default and conditions substantially identical to the Credit Agreements described below. Amerada Hess has agreed to pay certain expenses of, and provide customary indemnities for, the Arrangers. The foregoing summary of the Revolving Facility is subject to preparation and completion of a definitive credit agreement for the Revolving Facility. If and when definitive agreements relating to the Revolving Facility are executed, copies will be filed as exhibits to an amendment to the Tender Offer Statement on Schedule TO (the "Schedule TO") relating to the Offer which the Purchaser has filed with the Commission.

     Amerada Hess entered into two credit agreements, which were amended and restated as of January 23, 2001 (the "Credit Agreements") to obtain funds through two unsecured revolving loan facilities ("Credit Facility A" and "Credit Facility B," collectively referred to as the "Credit Facilities"), to be provided by the lenders party to the Credit Agreements and Goldman Sachs Credit Partners L.P., as joint book runner, joint lead arranger and sole syndication agent, Chase Securities, Inc. as joint book runner and joint lead arranger, Bank of America, N.A., as co-documentation agent and arranger, Citibank, N.A., as co-documentation agent and arranger, Barclays Bank PLC, as co-documentation agent and arranger, and The Chase Manhattan Bank, N.A., as administrative agent. The total committed funds made available under the Credit Facilities is $3.0 billion. Credit Facility A provides for $1.5 billion of short-term revolving credit through January 2002 and bears interest and is subject to a facility fee and utilization fee on the same basis as the Revolving Facility. Credit Facility B provides for $1.5 billion five-year revolving credit, which expires in January 2006 and bears interest at a rate per annum equal to (at Amerada Hess' election)
(i) the administrative agent's base rate or (ii) LIBOR plus a margin of 40.0 to
112.5 basis points and is subject to a facility fee of 10.0 to 37.5 basis points and (to the extent at least one-third utilized) a utilization fee of 5.0 to 25.0 basis points, with such margin and fees to be based on Amerada Hess' long-term senior unsecured non-credit-enhanced debt ratings. Amerada Hess has the option to extend up to $500 million of outstanding debt under Credit Facility A for an additional 364-day period. The Credit Agreements may be used by Amerada Hess for liquidity support of Amerada Hess' commercial paper program and general corporate purposes, including working capital and the refinancing of certain other facilities. The Credit Agreements contain certain restrictions on, among other things, the creation of liens. The Credit Agreements also contain certain events of default, including the liquidation or bankruptcy of Amerada Hess or any of its significant subsidiaries. In addition, Amerada Hess has agreed to pay certain fees and to reimburse each of the agents and arrangers for certain expenses and to provide certain indemnities, as is customary for commitments of the type described therein. The foregoing summary of the Credit Agreements is qualified in its entirety by reference to the text of the Credit Agreements, copies of which have been filed as exhibits to the Schedule TO. The Credit Agreements may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7-- "Certain Information Concerning the Company."

     There are currently no alternative financing arrangements in place. Amerada Hess is also considering alternative financing arrangements such as the issuance of additional debt pursuant to either a public offering or private placement.

     The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Ordinary Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Ordinary Shares will not be subject to the margin regulations.

     Based on publicly available information, Amerada Hess estimates that there is approximately $500 million in existing long-term debt of the Company. Amerada Hess expects that this debt will continue to remain outstanding. The indenture governing $300 million of debt is subject to a "change of control" provision that provides that upon a "change of control" the notes evidencing such indebtedness become redeemable at an amount equal to 101% of the principal amount at the option of the holder. Amerada Hess does not expect that such holders will elect to redeem this indebtedness because the redemption price is less than the current market price of such indebtedness.

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

     10. BACKGROUND OF THE OFFER. In early 2001, as part of its ordinary course strategic planning, Amerada Hess identified the Company as a possible acquisition candidate. In a telephone call on March 12, 2001 that was initiated by John B. Hess, Chairman of the Board and Chief Executive Officer of Amerada Hess, Mr. Hess proposed to Thomas O. Hicks, Chairman of the Company and Chairman and Chief Executive Officer of Hicks Muse, a possible sale of the Company to Amerada Hess. Mr. Hess stressed that Amerada Hess would only be willing to proceed if the Company agreed to deal with Amerada Hess exclusively for a limited period of time. Mr. Hicks indicated his interest in exploring a potential sale of the Company to Amerada Hess. Mr. Hess and Mr. Hicks agreed that they would each instruct their management to engage in a more detailed analysis of a possible sale transaction to determine whether or not to pursue such a transaction.

     On May 9, 2001, the Company's financial advisors met with representatives of Amerada Hess and discussed Amerada Hess' interest in pursuing an acquisition of the Company and certain business and operational information about the Company as part of Amerada Hess' preliminary due diligence. In mid-May, Amerada Hess and the Company began negotiating a confidentiality agreement and Amerada Hess indicated that it would require a due diligence review of certain non-public business and legal information regarding the Company for the purpose of determining if further exploration of a possible acquisition of the Company was warranted. While the parties were negotiating the principal terms of the confidentiality agreement, including provisions relating to exclusive dealing with Amerada Hess, Amerada Hess furnished the Company with a request for information for due diligence purposes. On June 4, 2001, Amerada Hess and the Company signed the confidentiality agreement. In the confidentiality agreement, Amerada Hess agreed not to pursue an unsolicited bid to acquire the Company through June 4, 2002 and the Company agreed, as was required by Amerada Hess, that the Company would deal exclusively with Amerada Hess regarding a potential acquisition of the Company until July 15, 2001.

     On June 6, 2001, Mr. Hess and a senior executive of Amerada Hess met with James C. Musselman, President and Chief Executive Officer of the Company at the Amerada Hess office in New York to discuss further a possible acquisition of the Company. Mr. Hess and Mr. Musselman primarily discussed the Company's business, strategy and operations. They did not discuss possible acquisition prices or a structure for the transaction. Representatives of the Company's financial advisors were present at this meeting. This meeting was followed by further discussions on June 6, 2001 about the Company's business and operations between Mr. Musselman and W.S.H. Laidlaw, the President and Chief Operating Officer of Amerada Hess.

     After the confidentiality agreement was signed, Amerada Hess received information responsive to its earlier due diligence request. Amerada Hess made several subsequent written requests for information and each time the Company forwarded this information promptly.

     As part of Amerada Hess' due diligence, the Company's financial advisors had suggested that senior management of Amerada Hess should meet with the Company's senior management in Dallas and conduct further business and legal due diligence of the Company to enable Amerada Hess to further develop a proposal to acquire the Company. On June 25 and 26, 2001 Messrs. Hess and Laidlaw, together with other senior executives of Amerada Hess, met with Mr. Musselman, A.E. Turner, III, Senior Vice President and Chief Operating Officer and other senior executives of the Company, together with representatives of the Company's financial advisors, to conduct additional legal and business due diligence of the Company and to discuss further a possible acquisition of the Company by Amerada Hess.

     On July 2, 2001, Mr. Hess, on behalf of Amerada Hess, sent a letter to Mr. Hicks proposing to acquire 100% of the share capital of the Company at a price of $44.00 per Ordinary Share in cash and $176.00, plus accrued dividends, per Preferred Share in cash. The proposal stated that Amerada Hess would rely solely on its own cash resources, including available lines of credit, to finance the acquisition. The proposal was conditioned on entering into a definitive agreement with the Company's Principal Shareholders pursuant to which the Principal Shareholders would grant to Amerada Hess an irrevocable option to purchase their shares of the Company. The letter also stated that Amerada Hess would require the Company to agree not to solicit, initiate, negotiate, encourage or enter into an alternative acquisition proposal. The letter stated that the proposal would only be available to the Company until July 10, 2001.

     On July 3, 2001, Mr. Hicks telephoned Mr. Hess and stated that Mr. Hicks had discussed Amerada Hess' proposal with certain members of the Company's Board of Directors and that they had indicated their interest in pursuing the proposal. Messrs. Hess and Hicks agreed that representatives of the Company and Amerada Hess and their respective legal and financial advisors should meet as soon as possible to conclude Amerada Hess' business and legal due diligence and to negotiate the definitive terms of the acquisition.

     On July 4, 2001, Amerada Hess' legal advisors delivered to the Company and its legal advisors and to Hicks Muse and its legal advisors a draft acquisition agreement and a draft option agreement for the purchase of the Company shares held by the Principal Shareholders.

     On the morning of July 5, 2001, the Company's Board of Directors met to discuss, together with its legal and financial advisors, the structure of the acquisition of the Company as reflected in the draft acquisition agreement delivered to the Company on July 4th.

     On July 5, 2001, representatives of Amerada Hess and its financial advisors met in Dallas with representatives of the Company and its financial advisors to conduct additional confirmatory due diligence regarding the Company's business and operations. Additionally, following the Company's Board of Directors meeting, in the afternoon of July 5th, representatives of Amerada Hess and its legal advisors met in Dallas with the Company's legal advisors to discuss the structure of and significant issues related to the proposal to acquire the Company as reflected in the draft acquisition agreement. In particular, the Company's legal advisors negotiated for the ability of the Company to accept a superior acquisition proposal if one were to be made prior to the completion of the Offer. Amerada Hess' representatives and legal advisors insisted, however, that Amerada Hess would not be willing to proceed if the Company could terminate the acquisition agreement with Amerada Hess if a superior proposal was made to acquire the Company. The representatives also discussed structural matters related to the acquisition in connection with the requirements of Cayman Islands law. In particular, they discussed the minimum amount of shares that Amerada Hess would need to purchase in a tender offer to ensure that Amerada Hess could effect an acquisition of any shares not tendered into the tender offer. Additionally, the Company's legal advisors insisted that Amerada Hess would have to narrow the scope of the conditions to its tender offer.

     Following these discussions, Amerada Hess' representatives and legal advisors met with the legal advisor for Hicks Muse during the afternoon of July 5th to negotiate the terms of Amerada Hess' proposed option to purchase the Ordinary Shares and Preferred Shares owned by the Principal Shareholders. Hicks Muse's legal advisor insisted that the Principal Shareholders would not grant to Amerada Hess an option to purchase such shares unless the Principal Shareholders had the ability to terminate the option if the Company terminated its acquisition agreement with Amerada Hess to pursue a superior acquisition proposal. Hicks Muse's legal advisor indicated that the Principal Shareholders would, however, be willing to commit to sell their Ordinary Shares and Preferred Shares to Amerada Hess if Amerada Hess was committed to purchase such shares regardless of whether or not Amerada Hess purchased any Ordinary Shares in the Offer.

     On July 6, 2001, Mr. Hess telephoned Mr. Hicks to discuss the progress of the negotiations. Mr. Hess and Mr. Hicks discussed the outstanding issues. Mr. Hess agreed to increase Amerada Hess' proposal to $45.00 per Ordinary Share in cash and to limit Amerada Hess' conditions to its offer if the Company's Board of Directors would agree to withdraw its request for the ability to terminate the agreement in the event a superior proposal were received. He also agreed that Amerada Hess would irrevocably commit to the purchase of the Ordinary Shares and Preferred Shares owned by the Principal Shareholders whether or not Amerada Hess completed the Offer, if the Principal Shareholders would irrevocably commit to sell such shares to Amerada Hess. The Company's Board of Directors then met and discussed, together with the Company's legal and financial advisors, the status of the negotiations.

     Thereafter, from Friday, July 6th through Monday, July 9th, representatives of Amerada Hess and the Company and their respective legal advisors negotiated the terms of the acquisition and finalized the definitive Acquisition Agreement and related documents. Additionally, Amerada Hess' representatives and legal advisors negotiated with the Company's and Hicks Muse's legal advisors and finalized the definitive Principal Shareholders Agreement.

     The Company's Board of Directors met on July 9, 2001 to consider, with the advice and assistance of its legal and financial advisors, the proposed acquisition of the Company by Amerada Hess and the Acquisition Agreement and related documentation to effect the acquisition. The Company's Board of Directors unanimously approved the Offer and the Acquisition Agreement and the related documents. Amerada Hess' Board of Directors met later that day and unanimously approved the acquisition of the Company. The Acquisition Agreement and the Principal Shareholders Agreement and related documents were then executed and delivered by the Company, Amerada Hess and the Principal Shareholders. On the morning of July 10, 2001, Amerada Hess and the Company issued a joint press release announcing the transaction.

     11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS.

     PURPOSE OF THE OFFER. The purpose of the Offer is to enable Amerada Hess to acquire as many outstanding Ordinary Shares as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Compulsory Acquisition or the Scheme of Arrangement following the purchase of Ordinary Shares in the Offer is for Amerada Hess to acquire all remaining Ordinary Shares not purchased pursuant to the Offer. Upon consummation of the Compulsory Acquisition or the Scheme of Arrangement, the Company will become a wholly owned subsidiary of Amerada Hess. The Offer is being made pursuant to the Acquisition Agreement.

     COMPULSORY ACQUISITION. If, following the consummation of the Offer, the Purchaser has accepted for payment at least 90% in value of the Ordinary Shares then, subject to and in accordance with the Companies Law, the Purchaser currently intends, promptly following the expiration of four months from the commencement of the Offer and in no event later than two months following the expiration of such four month period, to give notice in the prescribed manner to each shareholder that has not tendered his or her Ordinary Shares to the Purchaser pursuant to the Offer (a "Dissenting Shareholder") that it desires to acquire such Dissenting Shareholder's Ordinary Shares pursuant to the procedure set out in Section 88 of the Companies Law relating to a Compulsory Acquisition. A Compulsory Acquisition will not require any shareholder approval. The Purchaser is making the Offer because the Purchaser believes that it is the means by which it will most likely be able to effect the acquisition, while at the same time affording all other shareholders an equal opportunity to sell their Ordinary Shares at the applicable cash price per Ordinary Share offered in the Offer. Schedule II sets forth, in its entirety, Section 88 of the Companies Law and the prescribed manner of notice to Dissenting Shareholders.

     SCHEME OF ARRANGEMENT. If Amerada Hess and the Purchaser are not able to effect a Compulsory Acquisition or the Offer expires without the purchase of any Ordinary Shares thereunder and has remained open for the times referred to in the Acquisition Agreement, Amerada Hess or the Purchaser may request that the Company proceed with a Scheme of Arrangement under Sections 86 and 87 of the Companies Law. If Amerada Hess or the Purchaser do not purchase any Ordinary Shares in the Offer and fail to request that the Company pursue a Scheme of Arrangement within ten business days after the expiration date of the Offer, the Company will have the right to terminate the Acquisition Agreement and, if the Acquisition Agreement is terminated, the Company will no longer have any obligation to take any actions to effect a Scheme of Arrangement. In the event that the Scheme of Arrangement becomes effective pursuant to Sections 86 and 87 of the Companies Law, each Ordinary Share would be acquired by the Purchaser at the same Ordinary Share Offer Price in cash as paid in the Offer and if there are Preferred Shares outstanding on the commencement of the Scheme of Arrangement each Preferred Share would be converted into the right to receive an amount in cash, without interest thereon, equal to $180, plus any accumulated and unpaid dividends thereon. Under Section 86 of the Companies Law and upon an application to the Court by the Company, the Court may order a meeting of the shareholders of the Company or a class of shareholders of the Company, as the case may be, to be summoned to consider and vote upon the Scheme of Arrangement. At such meeting(s), the affirmative vote of a majority in number representing 75% in value of each class of the shares present in person or by proxy at the meeting thereon is required to approve and adopt the Scheme of Arrangement. For the purposes of approval of the Scheme of Arrangement, it should be noted that any Ordinary Shares owned by Amerada Hess, the Purchaser or any affiliate thereof would not, on the basis of existing case law (which would be persuasive but not binding on the Court), be included in the class of holders of Ordinary Shares who have not, at the time of the meeting, sold their Ordinary Shares pursuant to the Offer. Schedule II sets forth, in their entirety, Sections 86 and 87 of the Companies Law. BECAUSE A SCHEME OF ARRANGEMENT INVOLVES A COURT PROCEEDING AND SHAREHOLDER APPROVAL, THE PURCHASE OF ORDINARY SHARES AND THEREFORE THE RECEIPT OF FUNDS THROUGH A SCHEME OF ARRANGEMENT CANNOT BE ASSURED AND THE RECEIPT OF FUNDS COULD BE SUBSTANTIALLY DELAYED.

     OTHER. If the Purchaser (a) is not able to acquire all remaining Ordinary Shares pursuant to a Compulsory Acquisition or Scheme of Arrangement following the purchase of Ordinary Shares pursuant to the Offer, or (b) is not able to effect the Scheme of Arrangement if the Offer expires without the purchase of any Ordinary Shares thereunder, the Purchaser will explore other alternatives to acquire the entire equity interest in the Company. More particularly, the Purchaser may seek to acquire either additional Ordinary Shares or the entire remaining equity interest in the Company, and the Purchaser may seek to pursue other transactions with the Company and/or its subsidiaries, which may include extraordinary corporate transactions such as a reorganization, liquidation, reincorporation to a jurisdiction that permits mergers or amalgamations, reverse stock split, or sale or transfer of some or all of the Company's assets. Although the Purchaser currently has no plans or proposals with respect to such other means, future Ordinary Share acquisitions may be by means of open market or privately negotiated purchases, or otherwise. Such transactions might involve the exchange of cash or securities of the Purchaser and/or Amerada Hess, or some combination of cash and securities, and may be on terms and at prices more or less favorable than those of the Offer. Additionally, to the extent that any Preferred Shares are outstanding following the expiration of the Offer, the Purchaser may seek to cause the Company to redeem the Preferred Shares in accordance with their terms.

     The decision to enter into such future transactions and the forms they might take will depend upon whether such transactions are in the best interests of Amerada Hess and the Purchaser and relevant legal considerations and circumstances then existing, including the financial resources of the Purchaser and Amerada Hess and the business, tax and accounting objectives of the Purchaser and Amerada Hess, the performance of the Ordinary Shares in the market, if any, the availability and alternative uses of funds, money market and stock market conditions and general economic conditions. The Purchaser and/or Amerada Hess also may engage in certain of such transactions during the period following the expiration or termination of the offer and prior to any Compulsory Acquisition or Scheme of Arrangement.

     APPRAISAL RIGHTS. None of the Companies Law, the Company's Articles of Association, the Company's Memorandum of Association, nor the Offer provides for appraisal rights or other similar rights. Appraisal rights will not be voluntarily provided by the Company or the Purchaser.

     However, under Section 88(1) of the Companies Law, if the Purchaser acquires (or receives unconditional acceptances of the Offer in respect of) at least 90% in value of the Ordinary Shares within four months after the commencement of the Offer, then it may give notice (the "Notice") at any time within two months following the expiration of the four-month period to any Dissenting Shareholder that it desires to acquire the Ordinary Shares held by such Dissenting Shareholder, on the same terms as the Offer. Each Dissenting Shareholder will then have one month from the date the Notice has been given to make an application to the Court for an order (an "Order") preventing the Purchaser from so acquiring his or her Ordinary Shares. If such application is not timely made or if an Order is not obtained by such Dissenting Shareholder, then the Purchaser shall, on the expiration of one month from the date the Notice has been given or after any appeal to the Court has been disposed with, upon transmission of a copy of the Notice to the Company and payment of the applicable per Ordinary Share price to the Company, the Company will be required to register the Purchaser as the holder of those Ordinary Shares. Any sums paid to the Company in respect of Ordinary Shares to be acquired from Dissenting Shareholders pursuant to a Compulsory Acquisition under Section 88 of the Companies Law are required to be held by the Company in trust for such Dissenting Shareholders.

     The Purchaser has been advised by its Cayman Islands counsel that, although there are no Cayman Islands cases that have considered when a dissenting shareholder can prevent an acquirer from purchasing such dissenting shareholder's shares, English case law, which would be persuasive although not binding before the Court, has established that such an application by a shareholder would require allegations of unfairness to be established and that the burden is on the applicant to establish such allegation. In addition, the English courts have traditionally attached considerable weight to the fact that a large body of shareholders has accepted the relevant offer. The Purchaser has also been advised by its Cayman Islands counsel that there is case law to suggest that a recommendation by the Board of Directors upon independent advice, such as a fairness opinion, is regarded as significant in the determination of any unfairness.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING HOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENSION RIGHTS.

     The provisions of the Companies Law are complex and technical in nature. Holders desiring to exercise their dissension rights may wish to consult counsel, since the failure to comply strictly with these provisions will result in the loss of their dissension rights.

     COMPOSITION OF THE BOARD OF DIRECTORS. The Acquisition Agreement provides that promptly upon the acceptance for payment of, and payment for, Ordinary Shares pursuant to the Offer, the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the voting power of the Ordinary Shares owned by the Purchaser following such purchase (determined on an as-converted basis assuming that all then outstanding Preferred Shares are converted into Ordinary Shares); provided, that under certain circumstances at least two members of the Board of Directors shall be persons who were directors as of the time of signing of the Acquisition Agreement. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     PLANS FOR THE COMPANY. Subject to certain matters described below, it is currently expected that, initially following the completion of the Offer, the Compulsory Acquisition or the Scheme of Arrangement, the business and operations of the Company will generally continue as they are currently being conducted. Amerada Hess currently intends to cause the Company's operations to continue to be run and managed by, among others, certain of the Company's existing executive officers. Amerada Hess will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer, the Compulsory Acquisition or the Scheme of Arrangement and will take such further actions as it deems appropriate under the circumstances then existing. Amerada Hess intends to seek additional information about the Company during this period. Thereafter, Amerada Hess intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

     As a result of the completion of the Offer, the interest of Amerada Hess in the Company's net book value and net earnings will be in proportion to the number of Ordinary Shares owned directly or indirectly by Amerada Hess. If the Compulsory Acquisition is consummated or the Scheme of Arrangement becomes effective, Amerada Hess' interest in such items and in the Company's equity generally will equal 100% and Amerada Hess and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, after completion of the Offer, the Compulsory Acquisition or the Scheme of Arrangement becomes effective, Amerada Hess will also bear its proportionate share of the risk of losses generated by the Company's operations and any future decrease in the value of the Company. Subsequent to the consummation of the Compulsory Acquisition or upon the Scheme of Arrangement becoming effective, current shareholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the consummation of the Compulsory Acquisition or upon the Scheme of Arrangement becoming effective. If the Offer is completed but a Compulsory Acquisition or Scheme of Arrangement is not completed, the current shareholders of the Company whose Ordinary Shares are not purchased in the Offer will have a proportionate share of the equity interests in the Company and a proportionate opportunity to participate in the earnings and growth of the Company and to share in its losses or declines in value.

     The Ordinary Shares are currently traded on the NYSE. Following the consummation of the Compulsory Acquisition or upon the Scheme of Arrangement becoming effective, the Ordinary Shares will no longer be listed on the NYSE and the registration of the Ordinary Shares under the Exchange Act will be terminated.

Accordingly, there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. If the Offer is completed but there is either no Compulsory Acquisition or the Scheme of Arrangement is not effective, there may still be so few Holders that the Ordinary Shares will no longer meet the requirements for listing on the NYSE or registration under the Exchange Act. See Section
13 -- "Effect of the Offer on the Market for the Shares; Exchange Act Registration."

     The Purchaser may seek to cause the Company to redeem the Preferred Shares in accordance with their terms.

     Except as otherwise discussed in this Offer to Purchase, Amerada Hess has no present plans or proposals that would result in any extraordinary corporate transaction, such as an amalgamation, reorganization, liquidation involving the Company or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, indebtedness corporate structure, business or composition of the Board of Directors of the Company or the management of the Company, except that Amerada Hess intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

     ACQUISITION AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACQUISITION AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE ACQUISITION AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN
SECTION 7 -- "CERTAIN INFORMATION CONCERNING THE COMPANY."

     THE OFFER. The Acquisition Agreement provides that so long as the Acquisition Agreement has not been terminated and so long as none of the events described in Section 14 -- "Conditions of the Offer" (the "Tender Offer Conditions") has occurred and is continuing, as promptly as practicable after the date of the Acquisition Agreement (but in any event not later than seven business days after the first public announcement of its execution and delivery), the Purchaser will commence the Offer. The obligation of the Purchaser to accept for payment and to pay for any Ordinary Shares tendered in the Offer and not withdrawn is subject only to the Tender Offer Conditions, any of which, subject to the proviso below, may be waived by Amerada Hess or the Purchaser in whole or in part in their sole discretion. The Tender Offer Conditions are for the sole benefit of Amerada Hess and the Purchaser and may be asserted by Amerada Hess and the Purchaser regardless of the circumstances giving rise to any such Tender Offer Conditions. Amerada Hess and the Purchaser have expressly reserved the right to modify the terms of the Offer; provided, however, that neither Amerada Hess nor the Purchaser may (and Amerada Hess has agreed to cause the Purchaser not to), without the prior written consent of the Company, (i) reduce the number of Ordinary Shares to be purchased pursuant to the Offer, (ii) reduce the Ordinary Share Offer Price, (iii) impose any additional conditions to the Offer, (iv) change the form of consideration payable in the Offer, (v) make any change to the terms of the Offer, including without limitation the Tender Offer Conditions, that is materially adverse in any manner to the Holders, (vi) amend or waive the Minimum Condition, except that Amerada Hess or the Purchaser may, at any time, amend the Minimum Condition to equal the number of Ordinary Shares representing a majority of the total number of votes of the outstanding Ordinary Shares on a fully diluted basis, or
(vii) extend the Expiration Date; provided, however, that Amerada Hess or the Purchaser may extend the Expiration Date (x) as required by any rule, regulation or interpretation of the Commission or (y) in the event that any condition to the Offer is not satisfied or waived as of the scheduled Expiration Date, for such successive periods of up to ten business days at a time (or such longer period as may be approved by the Company) until the earlier of the acceptance for payment of any Ordinary Shares pursuant to the Offer or the date that is 60 days from the commencement of the Offer. Notwithstanding anything in the foregoing to the contrary, the Company may require the Purchaser to extend the Offer on one occasion for a maximum period of ten days if at the scheduled Expiration Date, the Tender Offer Conditions (assuming for this purpose that the Minimum Condition has not been amended in accordance with clause (vi) above) have not been satisfied. In addition, notwithstanding anything in the Acquisition Agreement to the contrary, if not already disclosed in the Offer to

Purchase, Amerada Hess and the Purchaser may amend the Schedule TO to permit the announcement of a Subsequent Offering Period, and the Purchaser may include a Subsequent Offering Period for up to a maximum of 20 business days. Notwithstanding the foregoing, if the Purchaser amends the Minimum Condition as permitted by clause (vi) above and accepts Ordinary Shares tendered and not withdrawn for payment pursuant to the terms of the Offer, then (i) the Purchaser may make available a Subsequent Offering Period by extending the Offer on one occasion for up to a maximum of twenty (20) business days and (ii) the Company may require the Purchaser to make a Subsequent Offering Period available to the Holders by extending the Offer on one occasion, for up to a maximum of twenty
(20) business days. If at any Expiration Date, the number of Ordinary Shares validly tendered into and not withdrawn from the Offer, including all Ordinary Shares validly tendered and not withdrawn from the Offer by the Principal Shareholders (including, for this purpose, the conditional surrender for conversion of, and tender of Ordinary Shares issuable upon conversion of, Preferred Shares in accordance with the Principal Shareholders Agreement) will result in the Minimum Condition being satisfied and all other Tender Offer Conditions have been satisfied or waived, the Purchaser will be obligated to accept for payment and pay for all such Ordinary Shares so tendered. If the Purchaser accepts for payment any Ordinary Shares in the Offer, Amerada Hess or the Purchaser must pay for all of the Ordinary Shares tendered and not withdrawn in the Offer as soon as practicable after the scheduled Expiration Date, as it may be extended pursuant to the Acquisition Agreement, but in any event no later than the third business day after the date Amerada Hess or the Purchaser accepts them and must pay for all Ordinary Shares tendered in the Subsequent Offering Period, if applicable, promptly after such Ordinary Shares are tendered.

     The Company has consented to the Offer and the Scheme of Arrangement and has represented that (a) the Board of Directors of the Company has (i) determined by unanimous vote that each of the Offer, the Scheme of Arrangement and the Compulsory Acquisition is fair to, and in the best interests of the Company and the holders of Shares (the Preferred Shares and the Ordinary Shares together, the "Shares") (other than, in the case of the transactions contemplated by the Principal Shareholders Agreement, the Principal Shareholders), (ii) approved the Offer, the Scheme of Arrangement and the Compulsory Acquisition, (iii) resolved, subject to the terms of the Acquisition Agreement, to recommend that the Holders accept the Offer and tender their Ordinary Shares pursuant to the Offer and that the holders of Shares approve the Scheme of Arrangement, if such approval is sought and (iv) taken all other action necessary to render any applicable takeover statutes and the Rights Agreement and the Rights inapplicable to the Offer, the Scheme of Arrangement and the Compulsory Acquisition; (b) J.P. Morgan Securities Inc. has delivered to the Board of Directors of the Company its opinion that the consideration to be received pursuant to the Offer and either the Scheme of Arrangement or the Compulsory Acquisition, as applicable, by the holders of Shares (other than Amerada Hess or any direct or indirect subsidiary thereof), is fair, from a financial point of view, to such holders (other than, in the case of the transactions contemplated by the Principal Shareholders Agreement, the Principal Shareholders), subject to the assumptions and qualifications contained in that opinion; and (c) it has been advised that each of its directors and executive officers intends to tender pursuant to the Offer all Ordinary Shares owned of record and beneficially by him or her except to the extent such tender would violate applicable securities laws.

     COMPULSORY ACQUISITION. In the event that, following the purchase of Ordinary Shares pursuant to the Offer (including any Subsequent Offering Period), Amerada Hess, the Purchaser and any other subsidiary of Amerada Hess shall own Ordinary Shares which represent at least ninety percent (90%) in value of the Ordinary Shares affected, the Company, Amerada Hess and the Purchaser agree to take all necessary and appropriate action for the Purchaser to effect the Compulsory Acquisition.

     SCHEME OF ARRANGEMENT. Subject to the obligation of Amerada Hess and the Purchaser to effect the Compulsory Acquisition, promptly following the Acceptance Date (as defined below) and, if applicable, the Subsequent Offering Period, or the expiration of the Offer without the purchaser of any Ordinary Shares thereunder, (A) if the Offer has remained open for a minimum of twenty business days, plus any extension of the Expiration Date (up to an additional
(10) days) that has been required by the Company in accordance with the Acquisition Agreement, and (B) if requested by Amerada Hess or the Purchaser, in its sole discretion and in accordance with applicable law, the Company shall cause an application to be made to the

Court requesting the Court to summon the Shareholders' Meetings, if directed by the Court, convene such Shareholders' Meetings seeking the approval required under Section 86(2) of the Companies Law and subject to such approval being obtained, cause a petition to be presented to the Court seeking the sanctioning of the Scheme of Arrangement and file such other documents as are required to be duly filed with the Court to effect the Scheme of Arrangement. The Company shall, if necessary, hold an extraordinary general meeting of its shareholders, subject to the Scheme of Arrangement taking full force and effect, to approve and adopt new Articles of Association of the Company that shall be substantially identical to the Purchaser's articles of association, except as otherwise required by the Acquisition Agreement. In furtherance of the foregoing, the Company shall take all action necessary to solicit from its shareholders proxies, and shall take all other action necessary and advisable to secure the vote of shareholders required by the Companies Law and by the Memorandum of Association of the Company or the Articles of Association of the Company to obtain approval of the Scheme of Arrangement. Except as summarized below under the heading -- "No Solicitation," the Board of Directors of the Company shall recommend that the holders of Ordinary Shares and Preferred Shares vote in favor of the approval of the Scheme of Arrangement at the Shareholders' Meetings, and, except as summarized below under the heading -- "No Solicitation," the Company agrees that it shall include in the Proxy Statement the recommendation of its Board of Directors that the shareholders of the Company adopt the Acquisition Agreement and approve the Scheme of Arrangement. Amerada Hess shall cause all Shares owned by Amerada Hess and its direct and indirect subsidiaries (including the Purchaser) to be voted in favor of approval of such Scheme of Arrangement.

     As promptly as practicable following Amerada Hess' request, the Company shall promptly prepare and file with the Commission a preliminary proxy statement or information statement (together with any amendment or supplement thereto, the "Proxy Statement") and shall promptly use its commercially reasonable efforts to respond to the comments of the Commission, if any, in connection therewith and to furnish all information regarding the Company that is required in the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Amerada Hess, the Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Amerada Hess and the Purchaser shall furnish to the Company for inclusion in the Proxy Statement the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company shall cause the definitive Proxy Statement to be mailed to the shareholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company shall not use any proxy material in connection with the meeting of its shareholders without Amerada Hess' prior approval, except as required by law or the Commission.

     If deemed necessary or advisable by Amerada Hess, for purposes of the hearing by the Court of the petition to sanction the Scheme of Arrangement, the parties shall hold a pre-closing on the business day prior to the day of such hearing (or such earlier time as reasonably requested by Amerada Hess if necessary to prepare and file any affidavit in connection with such hearing) for the purpose of determining which of the conditions to the Scheme of Arrangement described below are satisfied as of such date.

     As soon as practicable after receipt of an order from the Court sanctioning the Scheme of Arrangement, the parties shall convene at a location designated by Amerada Hess for the purpose of confirming the satisfaction of the following conditions: (i) no temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign governmental entity, and no other legal restraint or prohibition preventing the consummation of the Scheme of Arrangement shall be in effect; (ii) no federal, state or non-United States statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental entity which prohibits, restrains, restricts or enjoins the consummation of the Scheme of Arrangement or has the effect of making the Scheme of Arrangement illegal; and (iii) the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Acquisition Agreement under the HSR Act, if any, shall have expired or been terminated (the "Scheme Closing Date"). The closing of the Scheme of Arrangement (the "Scheme Closing") shall be deemed to occur when all conditions set forth above are satisfied (other than any such condition which has been waived) and all of the actions that are necessary to consummate a Scheme of Arrangement have occurred.

     As soon as practicable following the Scheme Closing, the Company shall cause a copy of the Court order sanctioning the Scheme of Arrangement to be duly delivered to the Registrar and the Scheme of Arrangement shall become effective as soon as a copy of the Court order sanctioning the Scheme of Arrangement has been duly delivered to the Registrar for registration and the order and minutes have been registered by him (the date of such registration being the "Scheme Effective Date" and the time of such registration being the "Scheme Effective Time").

     Notwithstanding the foregoing, if the Company and Amerada Hess so agree in writing, and the same is consistent with any order of the Court sanctioning the Scheme of Arrangement, the Company shall cause a copy of the order to be delivered to the Registrar prior to the Scheme Closing, and the Scheme Closing shall be held as soon as practicable thereafter, in which case the Scheme of Arrangement shall become effective only after both a copy of the Court order sanctioning the Scheme of Arrangement is delivered to the Registrar for registration and the order and minutes have been registered by the Registrar and the Scheme Closing shall have occurred. In such case, for all purposes, the Scheme Effective Date shall be the date on which the Scheme Closing shall have occurred and the Scheme Effective Time shall be the time at which the Scheme Closing is deemed by the parties to be completed. As of the Scheme Effective Time, the Company shall be a direct wholly owned subsidiary of the Purchaser.

     At the Scheme Effective Time, by virtue of the Scheme of Arrangement: (i) each Ordinary Share issued and outstanding immediately prior to the Scheme Effective Time (other than Ordinary Shares (and the associated Rights) which are held by any wholly owned subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Amerada Hess or any subsidiary of Amerada Hess (including the Purchaser)) (the "Scheme Ordinary Shares") shall be, by virtue of the Scheme of Arrangement and without any action required by the holder thereof, transferred to the Purchaser in consideration for $45.00 in cash per Scheme Ordinary Share transferred ("Ordinary Cash Consideration") and (ii) in the event that there are Preferred Shares outstanding on the commencement of the Scheme of Arrangement, each Preferred Share issued and outstanding immediately prior to the Scheme Effective Time (other than Preferred Shares which are held by any wholly owned subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Amerada Hess or any subsidiary of Amerada Hess (including the Purchaser)) (the "Scheme Preferred Shares" and together with the Scheme Ordinary Shares, the "Scheme Shares") shall be, by virtue of the Scheme of Arrangement and without any action required by the holder thereof, transferred to the Purchaser in consideration for $180.00 in cash per Scheme Preferred Share, plus any accumulated and unpaid dividends thereon through the Scheme Effective Date (the "Preferred Cash Consideration" and together with the Ordinary Cash Consideration, the "Cash Consideration").

     At the Scheme Effective Time, regardless of whether a certificate for Scheme Shares shall be surrendered for exchange, all certificates for Scheme Shares shall be deemed canceled and the holders thereof shall cease to have any rights by virtue thereof, other than to receive the Cash Consideration set forth herein. All Cash Consideration paid upon the deemed cancellation of certificates for Scheme Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Scheme Shares.

     Subject to and by virtue of the orders of the Court under Sections 86 and 87 of the Companies Law sanctioning the Scheme of Arrangement, the terms of the Scheme of Arrangement and the provisions for cancellation or surrender of the certificates representing the Scheme Shares shall be as set forth in the Scheme of Arrangement.

     Prior to the Scheme Effective Time, Amerada Hess or the Purchaser shall designate a bank or trust company reasonably satisfactory to the Company to act as exchange agent in connection with the transactions contemplated hereby (the "Exchange Agent"). At the Scheme Effective Time, Amerada Hess or the Purchaser shall provide the Exchange Agent in immediately available funds in U.S. dollars all funds necessary to pay the Cash Consideration (the "Payment Fund"). As soon as possible after the Scheme Effective Time, and in no event later than five (5) business days after the Scheme Effective Date, Amerada Hess or the

Purchaser shall, or shall cause the Exchange Agent, to send to each holder of the Scheme Shares at the address appearing in the register of members of the Company on the date immediately preceding the Scheme Effective Date a bank cheque in immediately available funds in U.S. dollars representing each such shareholder's Cash Consideration. The payment required to be sent by Amerada Hess or the Purchaser, or the Exchange Agent on their behalf, to the shareholders pursuant to the Scheme of Arrangement shall be sent by mail with postage prepaid, addressed to the shareholders entitled thereto at their respective registered address, and Amerada Hess and the Purchaser shall not be responsible for any loss or delay in transmission posted. No interest shall be paid or accrued on the Cash Consideration. Until monies held in the Payment Fund are paid to the shareholders, Amerada Hess and the Purchaser shall cause the Exchange Agent to invest the Payment Fund as directed by them. All earnings on investments made with the Payment Fund shall be paid to Amerada Hess or, at its direction, to the Purchaser. If for any reason the Payment Fund is inadequate to pay the amounts to which shareholders are entitled, the Purchaser shall, and Amerada Hess shall cause the Purchaser to, promptly restore such amount of inadequacy to the Payment Fund, and in any event shall be fully liable for payment thereof. Any portion of the Payment Fund that remains undistributed to the shareholders for nine months after the Scheme Effective Time shall be delivered to the Purchaser, upon demand, and any shareholder who has not theretofor complied with the procedures to receive payment shall thereafter look only to Amerada Hess for payment of its claim for Cash Consideration. The Exchange Agent shall be entitled to deduct and withhold from the Cash Consideration otherwise payable to any shareholder pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any law.

     COMPOSITION OF THE BOARD OF DIRECTORS. The Acquisition Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser for, Ordinary Shares pursuant to the Offer, the Purchaser will be entitled to designate up to such number of directors ("Amerada Hess Designees") on the Board of Directors of the Company, rounded up to the next whole number, as will give the Purchaser representation on the Board of Directors of the Company equal to at least that number of directors that equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of votes represented by the Ordinary Shares (determined on an as-converted basis assuming that all then-outstanding Preferred Shares owned by Amerada Hess and the Purchaser are converted into Ordinary Shares) beneficially owned by the Purchaser and Amerada Hess and the denominator of which shall be the aggregate number of votes represented by the Ordinary Shares (determined on an as-converted basis assuming that all then-outstanding Preferred Shares are converted into Ordinary Shares) then issued and outstanding, and the Company and its Board of Directors will, at such time, take any and all such action necessary to cause Amerada Hess Designees to be appointed to the Board of Directors of the Company in such class of directors (if any) as will ensure the longest possible term for such Amerada Hess Designees (including using commercially reasonable efforts to cause relevant directors to resign and/or increasing the size of the Board of Directors of the Company (subject to the limitations set forth in the Company's Memorandum of Association and Articles of Association)). The Company has agreed to take all action required to effect the election of such Amerada Hess Designees. Upon acceptance for payment of Ordinary Shares pursuant to the Offer (the date Ordinary Shares are first accepted for payment, the "Acceptance Date"), the Company, if so requested, has agreed to use its commercially reasonable efforts to cause persons designated by Amerada Hess to constitute the same percentage of each committee of its Board of Directors, each Board of Directors of each subsidiary and each committee of each such Board of Directors (in each case to the extent of the Company's ability to elect such persons) as the percentage of the full Board of Directors of the Company that the Amerada Hess Designees constitutes. Notwithstanding the other provisions of the Acquisition Agreement, the Company, Amerada Hess and the Purchaser have agreed to use their respective commercially reasonable efforts to ensure that at least two of the members of the Board of Directors will, at all times prior to: (i) if Amerada Hess or the Purchaser requests a Scheme of Arrangement pursuant to the Acquisition Agreement, the earlier to occur of (A) the Scheme Effective Time and (B) the date on which (x) the Court declines to sanction the Scheme of Arrangement, (y) the Company's shareholders do not approve the Scheme of Arrangement at any meeting duly called for such purpose or (z) Amerada Hess and the Purchaser abandon the Scheme of Arrangement; (ii) if Amerada Hess and the Purchaser are required to effect a Compulsory

Acquisition pursuant to the Acquisition Agreement, the earlier to occur of (A) the date of completion of the Compulsory Acquisition (the "Compulsory Completion Date") and (B) the date on which (x) the Court, pursuant to an application made by a dissenting shareholder, grants an order preventing the acquisition of the applicant's shares pursuant to Section 88 of the Companies Law or (y) Amerada Hess and the Purchaser abandon the Compulsory Acquisition; and (iii) the date which is 30 business days after the Acceptance Date if Amerada Hess and the Purchaser are not required to effect a Compulsory Acquisition pursuant to the Acquisition Agreement and Amerada Hess or the Purchaser does not request a Scheme of Arrangement pursuant to the Acquisition Agreement on or before such date (the applicable date being referred to herein as the "Discontinuance Date"); be persons who are directors of the Company on the date of the Acquisition Agreement (the "Continuing Directors"); provided, that if there are in office less than two Continuing Directors, the Board of Directors may cause the person designated by the remaining Continuing Director or Continuing Directors to fill such vacancy, and such person will be deemed to be a Continuing Director for all purposes of the Acquisition Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office will designate two persons to fill such vacancies who will not be officers, employees or affiliates of the Company or Amerada Hess, and such persons will be deemed to be Continuing Directors for all purposes of the Acquisition Agreement. Following the election or appointment of the Amerada Hess Designees pursuant to the Acquisition Agreement and prior to the Discontinuance Date, any amendment of the Acquisition Agreement, any proposal to shareholders to amend the Company's Memorandum of Association or Articles of Association, any termination of the Acquisition Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Amerada Hess and the Purchaser or waiver of any of the Company's rights thereunder, and any other consent or action by the Company thereunder, requires the concurrence of a majority of the Continuing Directors, if there are more than two Continuing Directors, or the concurrence of one Continuing Director, if there are two Continuing Directors. In connection therewith, the Acquisition Agreement provides that the Continuing Directors may, on behalf and at the expense of the Company, retain financial and legal advisors.

     INTERIM OPERATIONS. The Acquisition Agreement provides that, except as expressly permitted or required thereby or otherwise consented to in writing by Amerada Hess, during the period commencing on the date of the Acquisition Agreement and continuing until the earliest to occur of (w) the Acceptance Date,
(x) the Compulsory Completion Date, (y) the Scheme Effective Date and (z) termination of the Acquisition Agreement pursuant to its termination provisions:
(a) except as set forth in the disclosure letter delivered by the Company to Amerada Hess and the Purchaser upon or prior to entering into the Acquisition Agreement, the Company and each of its subsidiaries will conduct their respective operations only according to their ordinary and usual course of business and will use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their respective officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers and others having significant business relationships with them and (b) the Company has agreed not to, and to cause each of its subsidiaries not to, subject always to the fiduciary duties of the Board of Directors and their obligation to comply with the Companies Laws: (i) make any change in or amendment to its memorandum of association or its articles of association (or comparable governing documents);
(ii) issue or sell, or authorize to issue or sell, any Shares of its share capital or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any Shares of its share capital or any other securities, or make any other changes in its capital structure, except for (A) the possible issuance by the Company of (x) Ordinary Shares upon the conversion of Preferred Shares or (y) Ordinary Shares pursuant to the terms of any vested Options (as defined below) or (B) the redemption of the Preferred Shares in accordance with their terms; (iii) sell, pledge or dispose of or agree to sell, pledge or dispose of any Shares or other equity interest owned by it in any other person in excess of $10,000,000 in the aggregate; (iv) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any Shares of its share capital or its other securities, except for the redemption of the Preferred Shares in accordance with their terms; (v) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $10,000,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $30,000,000, in the aggregate; (vi) acquire, by merging, amalgamating or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any person, or otherwise acquire any assets of any person (other than the purchase of assets in the ordinary course of business); (vii) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Acquisition Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (as defined below) (other than a Permitted Lien) or otherwise encumber any material assets or incur or modify any indebtedness or other material liability other than in the ordinary course of business or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person; (ix) agree to the settlement of or waive any material claim or litigation; (x) make or rescind any material tax election or settle or compromise any material tax liability; (xi) except as required by applicable law or generally accepted accounting principles, make any material change in its method of accounting; (xii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, amalgamation, scheme of arrangement, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Scheme of Arrangement) or any agreement relating to an Acquisition Proposal (as defined below) except as permitted in the circumstances summarized below under the heading -- "No Solicitation"; (xiii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) make any loans, extensions of credit or advances to any other person, other than to the Company or to any direct or indirect wholly owned subsidiary of the Company except, in the case of clause (A), for borrowings under existing credit facilities described in the Completed Commission Filings (as defined below) in the ordinary course of business for working capital purposes and in the case of clause (B) for loans, extensions of credit or advances constituting trade payables in the ordinary course of business; (xiv) except as permitted by the Acquisition Agreement or required under any employee benefit plan or other agreement or contract to which the Company is a party as of the date of the Acquisition Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits; (xv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business or (B) of claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) contained in the Completed Commission Filings; (xvi) enter into any Material Contract (as defined below) except in the ordinary course of business;
(xvii) other than as disclosed in the Completed Commission Filings, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries; provided, however, that routine employee terminations for cause shall not be considered subject to this clause (xvii); (xviii) (A) take any action, engage in any transaction or enter into any agreement, except as required by any order, judgment or decree of any Governmental Entity (as defined below), that would cause any of the representations or warranties set forth in the Acquisition Agreement that are subject to, or qualified by, a "Material Adverse Effect" (as defined below), "material adverse change" or other materiality qualification to be untrue as of the earliest to occur of the Acceptance Date, the Compulsory Completion Date or the Scheme Effective Date, or any such representations and warranties that are not so qualified to be untrue in any manner that could reasonably be expected to result in a Material Adverse Effect on the Company, or any of the Tender Offer Conditions not being satisfied, or (B) purchase or acquire, or offer to purchase or acquire, any Shares; (xix) take any action, including, without limitation, the adoption of any shareholder rights plan or amendments to its Memorandum of Association or Articles of Association (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Amerada Hess to vote or otherwise to exercise the rights and receive the benefits of a shareholder with respect to securities of the Company that may be acquired or controlled by Amerada Hess or the Purchaser, or that would permit any shareholder to acquire securities of the Company on a basis not available to Amerada Hess or the Purchaser in the event that Amerada Hess or the Purchaser were to acquire any Shares; (xx) materially modify, amend or terminate any material contract or waive any of its material rights or claims except in the ordinary course of business; (xxi) (A) prepare any return in a manner which is materially inconsistent with the past practices of the Company or a subsidiary, as the case may be, with respect to the treatment of items on such returns, (B) incur any material liability for taxes other than in the ordinary course of business or (C) enter into any settlement or closing agreement with a taxing authority that materially affects or could reasonably be expected to affect materially the tax liability of the Company or a subsidiary, as the case may be, for any period ending after the Closing Date; (xxii) fail to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses; or (xxiii) agree, in writing or otherwise, to take any of the foregoing actions.

     As used in this summary and the Acquisition Agreement, the term, (i) "Commission Filings" means all forms, reports, schedules, statements, registration statements and other documents required to be filed pursuant to the federal securities laws and the Commission rules and regulations; (ii) "Completed Commission Filings" means the Commission Filings filed prior to July 9, 2001; (iii) "Contracts," as used in this summary and the Acquisition Agreement, means any contracts, agreements, instruments or understandings; (iv) "Lien," as used in this summary and the Acquisition Agreement, means any liens, security interest, charge or encumbrance of any kind or nature; and (v) "Material Contracts" means: (a) Contracts with any current or former employee, director or officer of the Company or any of its subsidiaries (other than any such person who receives or received (during his or her last year of employment with the Company or any of its subsidiaries) less than $200,000 in total annual cash compensation from the Company or any of its subsidiaries); (b) Contracts other than contracts entered into in the ordinary course of business (x) for the sale of any material amount of the assets of the Company or any of its subsidiaries, or (y) for the grant to any person of any preferential rights to purchase any material amount of its assets; (c) Contracts which materially restrict the Company or any of its affiliates from competing in any material line of business or with any person in any geographical area, or which materially restrict any other person from competing with the Company or any of its affiliates in any material line of business or in any geographical area; (d) Contracts which are material to the Company and which restrict the Company or any of its subsidiaries from disclosing any information concerning or obtained from any other person, or which restrict any other person from disclosing any information concerning or obtained from the Company or any of its subsidiaries (other than contracts entered into in the ordinary course of business); (e) Contracts involving (i) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party, involving aggregate consideration of $10,000,000 or more, or (ii) other than the purchase or sale of assets in the ordinary course of business and other than contracts relating to the sale of oil, gas or other petroleum products in the ordinary course of business, the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $10,000,000 or more; (f) Contracts with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended; (g) Contracts which are material to the Company and contain a "change in control" or similar provision; (h) Contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money in an aggregate amount in excess of $10,000,000 in the aggregate; (i) Contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement; and (j) Contracts existing on the date hereof involving revenues or payments in excess of $10,000,000 per year.

     NO SOLICITATION. Pursuant to the Acquisition Agreement, the Company has agreed, and has agreed to use its reasonable best efforts to cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents ("Representatives") immediately to, cease any discussions or negotiations with any other person or persons that may be ongoing with respect to any Acquisition Proposal. The Company has agreed not to take, and has agreed to use its reasonable best efforts to cause its affiliates and its and their respective Representatives not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Offer or the Scheme of Arrangement or any other transactions contemplated by the Acquisition Agreement or the Principal Shareholder Agreement (the "Transaction Documents"), (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Amerada Hess or the Purchaser) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives.

     The Acquisition Agreement provides that the Company, in response to an unsolicited Acquisition Proposal that did not result from a breach in any material respect of clauses (i) through (v) of the second sentence of the immediately preceding paragraph and if otherwise in compliance with its obligations under the requirements set forth in the immediately following paragraph, may (1) request clarifications from, or furnish information to (but not enter into discussions with), any person (other than Amerada Hess or the Purchaser) which makes such unsolicited Acquisition Proposal, in each case if
(x) such action is taken subject to a confidentiality agreement with terms not more favorable to such person than the terms of the Confidentiality Agreement (as defined below) (as in effect on the date of the Acquisition Agreement), (y) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or could reasonably likely lead to, a Superior Proposal (as defined below) and (z) a majority of the members of the entire Board of Directors of the Company reasonably determines in good faith, after receiving advice from Cayman Islands counsel to the Company, that it is necessary to take such actions in order to comply with the fiduciary duties of the Board of Directors of the Company under applicable law; or (2) participate in discussions with, request clarifications from, or furnish information to, any person (other than Amerada Hess or the Purchaser) who makes such unsolicited Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement (as in effect on the date of the Acquisition Agreement), (y) after consultation with an independent, nationally recognized investment bank, a majority of the members of the entire Board of Directors of the Company reasonably determines in good faith that such Acquisition Proposal is a Superior Proposal, and (z) a majority of the members of the entire Board of Directors of the Company reasonably determines in good faith, after receiving advice from Cayman Islands counsel to the Company, that it is necessary to take such actions in order to comply with the fiduciary duties of the Board of Directors under applicable law.

     The Acquisition Agreement provides that neither the Board of Directors of the Company nor any committee thereof may withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Amerada Hess or the Purchaser, the approval, adoption or, as the case may be, recommendation of the Offer, the Scheme of Arrangement, the transactions contemplated by the Transaction Documents, or approve or recommend, or propose to approve or recommend, any Acquisition Proposal or resolve to do any of the foregoing; provided, that prior to the Acceptance Date the Company may recommend to its shareholders an Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the other transactions contemplated by the Transaction Documents, if (x) the Company has complied with its obligations under the Acquisition Agreement summarized in the preceding and following paragraphs, (y) the Acquisition Proposal is a Superior Proposal, and
(z) (A) the Board of Directors has determined, in good faith, that it is necessary to take such action in order to comply with the fiduciary duties of the Board of Directors under applicable law, (B) five business days have elapsed following delivery to Amerada Hess of a written notice of the determination of the Board of Directors, (C) during such period the Company has fully cooperated with Amerada Hess including, without limitation, informing Amerada Hess of the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal, with the intent of enabling Amerada Hess and the Company to agree to a modification of the terms and conditions of the Acquisition Agreement and (D) at the end of such five business day period the Acquisition Proposal continues to constitute a Superior Proposal. Nothing in the "no solicitation" provisions shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14e-2 of the Exchange Act.

     "Acquisition Proposal," as used in this summary and the Acquisition Agreement, means (i) any inquiry, proposal or offer (including, without limitation, any proposal to shareholders of the Company) from any person or group relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company and its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, amalgamation, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Scheme of Arrangement or the other transactions contemplated by the Transaction Documents or which could reasonably be expected to dilute materially the benefits to Amerada Hess of the transactions contemplated by the Acquisition Agreement or the Principal Shareholders Agreement.

     "Superior Proposal," as used in this summary and the Acquisition Agreement, means a bona fide binding written offer not solicited by or on behalf of the Company made by a third party to acquire all of the Shares pursuant to a tender offer, a merger, an amalgamation, a scheme of arrangement or to acquire all or substantially all of the assets of the Company (i) on terms which a majority of the members of the entire Board of Directors of the Company (based on the written advice of an independent nationally recognized investment bank) reasonably determines in good faith to have a higher value than the consideration to be received by the shareholders of the Company (in their capacity as such) than the transactions contemplated by the Acquisition Agreement to the extent proposed to be modified by Amerada Hess, (ii) that is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal and the identity of the person making such proposal) and (iii) that is not conditioned on obtaining any financing.

     The Acquisition Agreement provides that, in addition to the obligations of the Company set forth above, on the date of receipt or occurrence thereof, the Company is obligated to advise Amerada Hess of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company has agreed, within one day of the receipt thereof, promptly to provide to Amerada Hess copies of any written materials received by the Company in connection with the foregoing, and the identity of the Person making such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company has agreed to keep Amerada Hess fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Amerada Hess fully informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and to provide to Amerada Hess within one day of receipt thereof all written materials received by the Company with respect thereto. The Company has also agreed to provide promptly to Amerada Hess any non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Amerada Hess.

     The Acquisition Agreement provides that the Company will immediately request each person who had, prior to the date thereof, executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof, to return all confidential information furnished to such person by or on behalf of the Company, and the Company has agreed to use its commercially reasonable efforts to have such information returned.

     DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. The Acquisition Agreement provides that the provisions with respect to indemnification and exculpation from liability set forth in the Company's Memorandum of Association and Articles of Association, as in effect on the date of the Acquisition Agreement, shall not be amended, repealed or otherwise modified for a period of six years from the earliest of the Acceptance Date, the Compulsory Completion Date, the Scheme Effective Time and the expiration of the Acquisition Agreement in any manner that would adversely affect the rights thereunder of individuals who on or prior to such date were directors or officers of the Company, unless such modification is required by law. The Company shall honor to the fullest extent permitted by applicable law indemnity agreements with certain directors and officers. Notwithstanding the foregoing, in respect of any Continuing Director, the provisions with respect to indemnification and exculpation from liability set forth in the Company's Memorandum of Association and Articles of Association, as in effect on the date of the Acquisition Agreement, shall not be amended, repealed or otherwise modified for a period of six years from the Discontinuance Date in any manner that would adversely affect the rights thereunder of any Continuing Director, unless such modification is required by law. In addition, pursuant to the Acquisition Agreement, for a period of six years from the earliest of the Acceptance Date, the Compulsory Completion Date, the Scheme Effective Time and the expiration of the Acquisition Agreement, (i) the Company will maintain in effect the Company's current directors' and officers' liability insurance as in effect on the date of the Acquisition Agreement covering those persons who were covered on the date of the Acquisition Agreement by the Company's directors' and officers' liability insurance policy (the "Indemnified Parties"); provided, however, that the Company shall not be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance and provided, further, that the Company may substitute other policies with at least the same coverage containing terms and conditions that are no less advantageous, so long as the substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the earliest of the Acceptance Date, the Compulsory Completion Date, the Scheme Effective Date and the expiration of the Acquisition Agreement, or (ii) at such time as Amerada Hess, directly or indirectly through the Purchaser, owns the entire share capital of the Company, the Company or Amerada Hess may cause Amerada Hess' directors' and officers' liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by the Company's directors' and officers' liability insurance policy so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the Company's current directors' and officers' liability insurance covering the Indemnified Parties. The Acquisition Agreement provides that, if the Company elects clause (i) of the previous sentence and such directors' and officers' liability insurance is terminated or canceled during such six-year period, then, at such time as Amerada Hess, directly or indirectly through the Purchaser, owns the entire share capital of the Company, will use all reasonable efforts to cause to be obtained as much directors' and officers' insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the maximum premium specified above, on terms and conditions no less advantageous to the Indemnified Parties than such insurance that has expired.

     The Acquisition Agreement provides that the Company and, at any time that Amerada Hess owns directly or indirectly the entire share capital of the Company, Amerada Hess must indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries, and occurring at or prior to the earliest of the Acceptance Date, the Compulsory Completion Date, the Scheme Effective Date and the expiration of the Acquisition Agreement, including, without limitation, the transactions contemplated by the Acquisition Agreement. In the event any such Indemnified Party is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Acquisition Agreement, occurring prior to and including the earliest of the Acceptance Date, the Compulsory Completion Date, the Scheme Effective Date and the expiration of the Acquisition Agreement, the Company, and at such time as Amerada Hess owns the entire share capital of the Company, Amerada Hess from and after such date will pay, as incurred, such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

     CERTAIN EMPLOYEE BENEFITS. Pursuant to the Acquisition Agreement, Amerada Hess will take such action as may be necessary so that on and after the earlier of the Compulsory Completion Date and the Scheme Effective Date and for one year thereafter, officers and employees of the Company and its subsidiaries shall be provided employee benefits, plans and programs which are no less favorable in the aggregate than those generally available to similarly situated officers and employees of Amerada Hess and its subsidiaries, except with respect to the benefits available under a specified severance policy (the "Severance Policy"). For purposes of eligibility to participate and vesting in all benefits provided to officers and employees, the officers and employees of the Company and its subsidiaries will be credited with the same years of service as they were credited with the Company and its subsidiaries. The Acquisition Agreement provides that, upon termination of any health plan of the Company or any of its subsidiaries, individuals who were officers or employees of the Company or its subsidiaries at the earlier to occur of the Compulsory Completion Date or the Scheme Effective Date will, if employed by the Company and its subsidiaries, become eligible to participate in such health plans established by Amerada Hess (or existing plans maintained by the Company that satisfy the terms of the Acquisition Agreement). The Acquisition Agreement further provides that amounts paid before the earlier to occur of the Compulsory Completion Date and the Scheme Effective Date by officers and employees of the Company and its subsidiaries under any health plans of the Company shall after such date be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Amerada Hess provided as of such date to the same extent as if such amounts had been paid under such health plans of Amerada Hess. Pursuant to the Acquisition Agreement, following the earlier to occur of the Compulsory Completion Date and the Scheme Effective Date, Amerada Hess will permit and will cause the Company to permit all individuals who are employees of the Company and its subsidiaries immediately prior to such date to retain and take any paid vacation days accrued but not taken or lost under the Company's and its subsidiaries' vacation policies prior to such date, provided that such vacation days are taken or paid in lieu of being taken within one year after such date. The Company, Amerada Hess and the Purchaser also agree that, upon the Acceptance Date, a "change in control," "change of control" or "consolidation" as applicable, shall be deemed to have occurred in respect of certain employment agreements, change in control agreements and severance agreements and other employee benefit plans and agreements (collectively, the "Severance Protection Plans") and each of the Company and Amerada Hess has agreed to administer and perform its obligations under the Severance Protection Plans as if a "change in control" or "change of control" has occurred as of the Acceptance Date, notwithstanding any terms contained therein to the contrary. Pursuant to the Acquisition Agreement, from and after the date on which the Purchaser becomes the beneficial owner of securities of the Company representing 90% or more of the votes entitled to vote in the election of directors of the Company, Amerada Hess shall, jointly and severally with the Company, (i) be liable to pay and perform the obligations of the Company under the Severance Protection Plans and
(ii) take such action as may be necessary to promptly pay any severance payments or other amounts from time to time due thereunder. The Acquisition Agreement also provides that from and after the Acceptance Date, the Company will, and Amerada Hess will cause the Company to, maintain the Severance Policy in full force and effect at least until the first anniversary of the Acceptance Date in respect of all persons covered by the Severance Policy as of the Offer Closing. Notwithstanding the foregoing, no current or former employee of the Company or any of its affiliates has any right to employment or continued employment with the Company or any affiliate following the Acceptance Date except as provided by Amerada Hess.

     OPTIONS. Pursuant to the Acquisition Agreement, the Company may provide and, if requested by Amerada Hess, shall provide to the extent permitted by applicable law and the applicable options and stock plans, that all outstanding stock options and other rights to purchase Ordinary Shares (the "Options") previously granted under any stock option or similar plan of the Company (the "Stock Plans") or otherwise shall vest and be fully exercisable, effective immediately prior to expiration of the Offer which results in an Acceptance Date if the Option holder (i) tenders all Options held by such holder for exercise (conditioned only upon occurrence of the Acceptance Date) and tenders and does not withdraw all Ordinary Shares issued upon exercise of such Options in the Offer or (ii) irrevocably surrenders all Options held by such holder to the Company between the final expiration date (including any Subsequent Offering Period) if an Acceptance Date occurs with respect to the Offer and the earlier of the Compulsory Completion Date and the Scheme Effective Time for cancellation in exchange for a cash option payment as provided in the Acquisition

Agreement. The Acquisition Agreement also provides that the Company may make arrangements and, if requested by Amerada Hess, must make arrangements to permit holders of Options to exercise conditionally their Options and tender all Ordinary Shares issued upon exercise thereof in the Offer. The Company, Amerada Hess and the Purchaser have agreed that the Purchaser will accept as validly tendered pursuant to the Offer all Ordinary Shares which are to be issued pursuant to the Conditional Option Exercise (as defined below). "Conditional Option Exercise" means the exercise of all Options that are duly surrendered to the Company for exercise, conditional only on the occurrence of the Acceptance Date, and accompanied by appropriate irrevocable instructions that the Ordinary Shares issuable upon such exercise shall be deemed to be exercised immediately prior to the expiration of the Offer and properly tendered to the Purchaser pursuant to the terms of the Offer and not withdrawn. From and after the Acceptance Date until the earlier of the Compulsory Completion Date and the Scheme Effective Time, the Company may permit, with Amerada Hess' prior approval, and, if requested by Amerada Hess, shall permit, each holder of an outstanding Option, in cancellation and settlement therefor, to receive payments from the Company in cash equal to the product of (x) the total number of Ordinary Shares subject to such Option, whether or not then vested or exercisable, and (y) the amount by which the Ordinary Share Offer Price exceeds the exercise price per Ordinary Share subject to such Option, to be paid upon surrender to the Company of the Option and an appropriate surrender and release agreement. The Exchange Agent shall be entitled to deduct and withhold from the Cash Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under any law. Pursuant to the Acquisition Agreement and subject to the rights of holders of Options, the Board of Directors of the Company (or, if appropriate, any committee thereof) will use its best efforts to obtain all necessary consents and releases from all of the holders of all the outstanding Options, and will use its best efforts, to the extent permitted without resulting in a breach or violation thereof, to take all actions to (i) terminate, at the earlier of the Compulsory Completion Date or the Scheme Effective Time, the Stock Plans and Options and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the share capital of the Company or any affiliate thereof and (ii) amend, as of the earlier of the Compulsory Completion Date or the Scheme Effective Time and to the extent therein allowed, the provisions of any other employee benefit plan providing for the issuance, transfer or grant of any share capital of the Company or any such affiliate, or any interest in respect of any share capital of the Company or any such affiliate, to provide no continuing rights to acquire, hold, transfer or grant any share capital of the Company or any such affiliate or any interest in the share capital of the Company or any such affiliate.

     AGREEMENT TO USE COMMERCIALLY REASONABLE EFFORTS; FURTHER
ASSURANCES. Pursuant to the Acquisition Agreement and subject to the terms and conditions thereof, each of the Company, Amerada Hess and the Purchaser will, and the Company will cause each of its subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the other transactions contemplated by the Acquisition Agreement, including the satisfaction of the respective conditions summarized in the second paragraph under the heading "Scheme of Arrangement" above, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Acquisition Agreement including their commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by the Acquisition Agreement and to fulfill the conditions to the Offer and the Scheme of Arrangement, as the case may be.

     HSR ACT. In addition, the Acquisition Agreement provides that the Company, Amerada Hess and the Purchaser will (i) take promptly all actions necessary to make the filings required of it or any of its affiliates under any applicable antitrust laws in connection with the Acquisition Agreement and the transactions contemplated thereby, including but not limited to filing pursuant to the HSR Act no later than the tenth day following the date of the Acquisition Agreement a Notification and Report Form with respect to the transactions contemplated by the Acquisition Agreement, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its affiliates from any antitrust authority and (iii) cooperate with one another in connection with any filing under applicable antitrust laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Acquisition Agreement initiated by any antitrust authority. Each party to the Acquisition Agreement has also agreed to use its commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by the Acquisition Agreement under any antitrust law. Finally, each party also agreed promptly to inform the other parties of any material communication made to, or received by it from, any antitrust authority or any other governmental entity regarding any of the transactions contemplated by the Acquisition Agreement.

     REPRESENTATIONS AND WARRANTIES. In the Acquisition Agreement, the Company has made customary representations and warranties to Amerada Hess and the Purchaser with respect to, among other things, its due organization, good standing and corporate power, authorization and validity of the Acquisition Agreement, capitalization, consents and approvals, company reports and financial statements, absence of material adverse changes, title to properties, compliance with laws, litigation, employee benefit plans, employment relations and agreements, taxes, liabilities, intellectual property, proxy statement, broker's or finder's fee, certain contracts and arrangements, environmental laws and regulations, takeover statutes, voting requirements, the Rights Agreement, opinion of financial adviser, insurance, permitted transfer, impact on conversion rights, prepayments, gas imbalances and non-consent operations. Amerada Hess and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, their due organization, good standing and corporate power, authorization and validity of the Acquisition Agreement, consents and approvals, offer documents, broker's or finder's fees, the Purchaser's operations, funds and litigation.

     RIGHTS AGREEMENT. The Acquisition Agreement provides that, other than in connection with the transactions contemplated thereby or concurrently with the termination of the Acquisition Agreement, the Company shall not (i) redeem the Rights, (ii) amend (other than to delay the Distribution Date) or to render the Rights inapplicable to the Offer and the transactions contemplated by the Transaction Documents or terminate the Rights Agreement prior to the Effective Time, unless required to do so by a court of competent jurisdiction or (iii) take any action which would allow any person other than Amerada Hess or the Purchaser to be the beneficial owner of 15% or more of the Ordinary Shares without causing a Distribution Date or a Share Acquisition Date.

     TERMINATION. The Acquisition Agreement may be terminated at any time prior to the earlier of the Compulsory Completion Date and the Scheme Effective Time, whether before or after approval of the Scheme of Arrangement by the Company's shareholders: (a) by mutual consent of the Company, on the one hand, and of Amerada Hess and the Purchaser, on the other hand; (b) by either Amerada Hess, on the one hand, or the Company, on the other hand, if, (i) any court of competent jurisdiction or any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer, the Scheme of Arrangement or a Compulsory Acquisition, and such order, decree or ruling or other action shall have become final and nonappealable, or (ii) the Scheme of Arrangement or a Compulsory Acquisition has not occurred by June 30, 2002; provided, that this termination right may not be asserted by any party whose breach of its representations, warranties or agreements under the Acquisition Agreement, shall have resulted in the failure of the Compulsory Completion Date or Scheme Effective Date to have occurred; (c) by the Company at any time prior to the purchase of Shares pursuant to the Offer, if: (i) (x) there shall be a breach of any representation or warranty of Amerada Hess or the Purchaser in the Acquisition Agreement that is qualified as to Material Adverse Effect, (y) there shall be a breach of any representation or warranty of Amerada Hess or the Purchaser in the Acquisition Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had, do not have, or could not reasonably be expected to have, a Material Adverse Effect on Amerada Hess, or (z) there shall be a material breach by Amerada Hess or the Purchaser of any of their respective covenants or agreements contained in the Acquisition Agreement, which breach, in the case of clause (x), (y) or (z), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured by the earlier of 10 days after the giving of notice to Amerada Hess of such breach and one business day prior to the expiration of the Offer; provided, that the Company may not terminate the Acquisition Agreement pursuant to this clause if the

Company is in material breach of the Acquisition Agreement, or (ii) (x) if the Offer has not been timely commenced or (y) the Offer has expired without the Purchaser purchasing any Ordinary Shares pursuant thereto and Amerada Hess or the Purchaser has not requested the Company pursue a Scheme of Arrangement within 10 business days of such expiration date, unless such failure or expiration shall have been caused by the failure of the conditions set forth in clause (iii)(c) or (d) of the Tender Offer Conditions; (d) by Amerada Hess at any time prior to the purchase of Ordinary Shares pursuant to the Offer, if, (i) the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any Ordinary Shares pursuant thereto due to an occurrence that would result in a failure to satisfy any one or more of the Tender Offer Conditions, unless any such failure was caused by or resulted from the failure of Amerada Hess or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Acquisition Agreement or from the material breach by Amerada Hess or the Purchaser of any representation or warranty of either of them contained in the Acquisition Agreement, (ii) (x) there shall be a breach of any representation or warranty of the Company in the Acquisition Agreement that is qualified as to Material Adverse Effect, (y) there shall be a breach of any representation or warranty of the Company in the Acquisition Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had, do not have or could not reasonably be expected to have a Material Adverse Effect on the Company, or
(z) there shall be a material breach by the Company of any of its covenants or agreements contained in the Acquisition Agreement, which breach, in the case of any of the clauses (x), (y) or (z), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured by the earlier of 10 days after the giving of written notice to the Company of such breach and one business day prior to the expiration of the Offer; provided, that Amerada Hess may not terminate the Acquisition Agreement pursuant to this clause
(d)(ii) if Amerada Hess or the Purchaser is in material breach of the Acquisition Agreement, (iii) (x) the Company has (A) withdrawn, modified or amended, in a manner adverse to Amerada Hess or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Scheme of Arrangement or any transaction contemplated by the Transaction Documents, (B) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal or (C) announced a neutral position with respect to any Acquisition Proposal, and does not reject such Acquisition Proposal within three business days of the announcement of such neutral position, or (y) the Company's Board of Directors or any committee thereof shall have resolved to do any of the foregoing, (iv) if there has been a breach by the Company of any provision summarized under the heading -- "No Solicitation" hereof, or (v) the purchase pursuant to the Offer of all Ordinary Shares tendered and not withdrawn (and at least a number of Ordinary Shares equal to the minimum number of Ordinary Shares required to be tendered to satisfy the Minimum Condition) has not occurred on or before the final expiration date of the Offer, unless the purchase of Ordinary Shares pursuant to the Offer has not occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Acquisition Agreement on the part of Amerada Hess or the Purchaser; or (e) by either Amerada Hess or the Company if (i) the Scheme of Arrangement is not approved by the requisite vote of shareholders of the Company at a meeting duly called for the purpose of voting on the Scheme of Arrangement, (ii) the Court declines to sanction the Scheme of Arrangement, or (iii) Amerada Hess and the Purchaser abandon the Scheme of Arrangement upon written notice to such effect to the Company.

     The Acquisition Agreement provides that, in the event of termination of the Acquisition Agreement by either Amerada Hess or the Purchaser, on the one hand, or the Company, on the other hand, pursuant to the provisions described above, written notice thereof will be given to the other party or parties specifying the provision of the Acquisition Agreement pursuant to which such termination is made, and the Acquisition Agreement will become void and have no effect and there shall be no liability thereunder on the part of the Company, Amerada Hess or the Purchaser (except for breach of the Acquisition Agreement and the survival of certain provisions, including, without limitation, confidentiality, directors' and officers' indemnification and insurance, benefit plans and employment agreements, fees and expenses, applicable law, specific enforcement, waiver of jury trial and effect of termination). Nothing in the termination provisions of the Acquisition Agreement shall relieve any party to the Acquisition Agreement of liability for breach of the Acquisition Agreement.

     PAYMENT OF CERTAIN FEES AND EXPENSES UPON TERMINATION. Pursuant to the Acquisition Agreement, except as provided in the next sentence, all costs and expenses incurred in connection with the Acquisition Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. If the Acquisition Agreement is terminated by
(i) Amerada Hess in accordance with (x) paragraph (d)(i) or (d)(v) under the heading -- "Termination" hereof, solely due to the Minimum Condition not having been met at the time of such termination, and an Acquisition Proposal had become publicly known prior to the date of such termination and, within twelve months of such termination, the Company enters into an agreement with respect to or consummates any Acquisition Proposal or (y) paragraph (d)(ii), (d)(iii) or
(d)(iv) under the heading -- "Termination" hereof, or (ii) the Company in accordance with paragraph (c)(ii)(y) under the heading -- "Termination" hereof, unless resulting from a material breach by Amerada Hess or the Purchaser of any covenant or agreement contained in the Acquisition Agreement, and an Acquisition Proposal had become publicly known prior to the date of such termination, and, within twelve months of such termination, the Company enters into an agreement with respect to or consummates any Acquisition Proposal, or (iii) either the Company or Amerada Hess pursuant to paragraphs (b)(ii) or (e) under the heading -- "Termination," unless resulting from a material breach by Amerada Hess or the Purchaser of any covenant or agreement contained in the Acquisition Agreement, and an Acquisition Proposal had become publicly known prior to the date of such termination and, within twelve months of such termination, the Company enters into an agreement with respect to or consummates any Acquisition Proposal, then the Company shall (I) reimburse Amerada Hess in immediately available funds for the out-of-pocket expenses of Amerada Hess and the Purchaser (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) related to the Offer, the Acquisition Agreement, the Principal Shareholders Agreement, the transactions contemplated thereby and any related financing in the amount of $10,000,000 and (II) pay to Amerada Hess in immediately available funds an amount equal to $130,000,000. The payments required to be made in the preceding sentence shall be paid as follows: (A) in the case of clause (i)(y), on the day next succeeding the date of such termination or (B) in the case of clause (i)(x), clause (ii) or clause (iii), 50% of the amount shall be paid on the date that the Company enters into an agreement with respect to such Acquisition Proposal and the remaining 50% (or 100% if there is no such agreement) shall be paid on the date of consummation of such Acquisition Proposal.

     PRINCIPAL SHAREHOLDERS AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL SHAREHOLDERS AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PRINCIPAL SHAREHOLDERS AGREEMENT, (A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO.) THE PRINCIPAL SHAREHOLDERS AGREEMENT CAN BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7 -- "CERTAIN INFORMATION CONCERNING THE COMPANY."

     In connection with the execution of the Acquisition Agreement, the Principal Shareholders, who beneficially own, in the aggregate, 1,733,573 Ordinary Shares and 5,058,685 Preferred Shares, have entered into the Principal Shareholders Agreement with Amerada Hess, the Purchaser and the Company.

     TENDER OF SHARES. The Principal Shareholders have agreed (a) in the case of Ordinary Shares, tender validly (and not to withdraw unless instructed by the Purchaser), or to cause to be tendered validly (and not withdrawn unless instructed by the Purchaser) and (b) in the case of Preferred Shares, surrender duly for conversion, conditional upon the Offer not being terminated, not expiring, and the Purchaser accepting for payment Ordinary Shares in the Offer and with appropriate instructions (which instructions shall be revoked only upon the direction of the Purchaser) that the Ordinary Shares issuable upon such conversion are to be tendered pursuant to the Offer immediately prior to the expiration of the initial offering period of the Offer (including any extensions thereof), in each case pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, not later than the third business day after commencement of the Offer, all of the Ordinary Shares and Preferred Shares owned by the Principal Shareholders and their affiliates (the Ordinary Shares and the Preferred Shares, together with any other shares the beneficial ownership of which is acquired by such Principal Shareholder or such Principal Shareholder's affiliates during the period from and including the date of the Principal Shareholders Agreement through and including the date on which the Principal Shareholders Agreement is terminated, are collectively referred to as the "Subject Shares") and, in the case of Subject Shares acquired after the date of the Principal Shareholders Agreement, the next succeeding business day after the acquisition of such Subject Shares.

     The Principal Shareholders have also agreed to cause their Ordinary Shares to remain validly tendered and not withdrawn and their Preferred Shares to remain validly surrendered for conversion with appropriate tender instructions until the earlier of (x) the Offer being terminated or expiring and the Purchaser not accepting for payment all Ordinary Shares validly tendered in the Offer and (y) Amerada Hess, in the case of Ordinary Shares, instructing such Principal Shareholder to withdraw such Principal Shareholder's Ordinary Shares or, in the case of Preferred Shares, instructing such Principal Shareholder to revoke such Principal Shareholder's tender and conversion instructions, in which case such Principal Shareholder shall immediately withdraw all Ordinary Shares and revoke tender and conversion instructions with respect to the Preferred Shares. The Principal Shareholders Agreement provides that, in the event that any Ordinary Shares are for any reason withdrawn from the Offer or the tender and conversion instructions relating to Preferred Shares are revoked, in either case other than upon the instruction of the Purchaser, such Ordinary Shares and Preferred Shares shall remain subject to the terms of the Principal Shareholders Agreement, so long as the Principal Shareholders Agreement remains effective. The obligation of the Purchaser to accept for payment and pay for the Ordinary Shares in the Offer, including the Subject Shares, is subject to certain conditions; provided, that the only conditions of Amerada Hess and the Purchaser to purchase Subject Shares pursuant to the Principal Shareholders Agreement are described in -- "Conditions to Sale" below. Pursuant to the Principal Shareholders Agreement, the surrender for conversion of Preferred Shares on a conditional basis shall not constitute a conversion until the conditions relating thereto are satisfied or waived and the Company has agreed to waive any and all notice or waiting period requirement with respect to a conversion of such Preferred Shares.

     VOTING OF SHARES. Each Principal Shareholder has agreed, until the termination of the Principal Shareholders Agreement, to vote (or cause to be voted) all of its, his or her Subject Shares at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the share capital of the Company, however called, or in connection with any written consent of the holders of any class or classes of the share capital of the Company, (x) in favor of approval of the terms of the Acquisition Agreement and each of the other transactions contemplated by the Acquisition Agreement and the Principal Shareholders Agreement and any actions required in furtherance thereof, (y) against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Acquisition Agreement or of such Principal Shareholder under the Principal Shareholders Agreement and (z) except as otherwise agreed to in writing in advance by Amerada Hess, against the following actions (other than the transactions contemplated by the Acquisition Agreement): (i) any extraordinary corporate transaction, such as an amalgamation, merger, scheme of arrangement, consolidation or other business combination involving the Company or any of its subsidiaries and any Acquisition Proposal; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; and (iii) (A) any change in the persons who constitute the Board of Directors of the Company; (B) any change in the capitalization of the Company or any amendment of the Company's Memorandum of Association or the Company's Articles of Association; (C) any other material change in the Company's corporate structure or business; or (D) any other action involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Principal Shareholders Agreement or the Acquisition Agreement (the foregoing matters are referred to as the "Voting Matters"). The Principal Shareholders have further agreed not to enter into any agreement that violates or conflicts with the provisions of the Acquisition Agreement or the Principal Shareholders Agreement.

     GRANT OF PROXY. Each Principal Shareholder has also agreed to revoke all prior proxies and have appointed Amerada Hess and the Purchaser and any designee of Amerada Hess and the Purchaser, and each of them individually, with full power of substitution and resubstitution, the Principal Shareholders' proxy and attorney-in-fact during the term of the Principal Shareholders Agreement, to vote all of the Principal Shareholders' Subject Shares on the Voting Matters. The proxy is coupled with an interest sufficient in law to support an irrevocable proxy and is irrevocable during the term of the Principal Shareholders Agreement. The power of attorney is durable and survives the dissolution, bankruptcy, death or incapacity of the Principal Shareholder who granted it.

     PURCHASE AND SALE. If the initial offering period (including any extension thereof) has terminated or expired without the acceptance for purchase of each Principal Shareholder's Ordinary Shares tendered in the Offer, each Principal Shareholder has agreed to sell, and Amerada Hess has agreed to cause the Purchaser, and the Purchaser has agreed to purchase, all of each Principal Shareholder's Subject Shares. Pursuant to the Principal Shareholders Agreement, the Purchaser has the right to purchase either the Preferred Shares or to cause any Principal Shareholder to convert its, his or her Preferred Shares into Ordinary Shares and purchase the Ordinary Shares so converted. The Principal Shareholders Agreement provides that the purchase price shall be the greater of
(a) in the case of Ordinary Shares, $45.00 per Ordinary Share net to the Principal Shareholder in cash and in the case of Preferred Shares, $180.00 per Preferred Share, plus accumulated and unpaid dividends to the date of purchase, net to the Principal Shareholder in cash and (b) in the case of Ordinary Shares, the highest price paid per Ordinary Share in the Offer and, in the case of Preferred Shares, the as-converted equivalent amount per Preferred Share as such highest price paid per Ordinary Share in the Offer, plus accumulated and unpaid dividends through the date of purchase. If the purchase of the Subject Shares would take place during any Subsequent Offering Period being conducted pursuant to the Offer, upon the request of Amerada Hess, each Principal Shareholder has agreed immediately to tender such Principal Shareholder's Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) into the Offer.

     CONDITIONS TO SALE. The Principal Shareholders Agreement provides that the Purchaser is not required to purchase any Subject Shares if the Subject Shares shall have been purchased pursuant to the Offer, any applicable waiting period (and any extension thereof) under the antitrust laws shall not have expired or been terminated, or if, at any time on or after the date of the Principal Shareholders Agreement and at or before the time of payment for any Subject Shares, any of the following shall exist: (a) there shall be threatened, instituted or pending any action or proceeding by any governmental entity, (i) challenging or seeking to, or which could reasonably be expected to, make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the transactions contemplated by the Principal Shareholders Agreement, (ii) seeking to prohibit or materially limit the ownership or operation by Amerada Hess or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to compel Amerada Hess or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Amerada Hess and its subsidiaries taken as a whole, or the Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Amerada Hess or the Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Amerada Hess or the Purchaser effectively to exercise full rights of ownership of the Subject Shares, including, without limitation, the right to vote any Subject Shares acquired or owned by the Purchaser or Amerada Hess on all matters properly presented to the Company's shareholders (other than voting restrictions under applicable law in effect on the date of the Principal Shareholders Agreement), (iv) seeking to require divestiture by Amerada Hess or the Purchaser of any Subject Shares or (v) otherwise directly or indirectly relating to the transactions contemplated by the Principal Shareholders Agreement and that could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole or on Amerada Hess and its subsidiaries taken as a whole; (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued after the date of the Principal Shareholders Agreement and applicable to or deemed applicable to (i) Amerada Hess, the Purchaser, the Company or any subsidiary of the Company or (ii) the transactions contemplated by the Principal Shareholders Agreement, by any governmental entity, other than the routine application of the waiting period provisions of the HSR Act to the transactions contemplated by the Principal Shareholders Agreement, that could reasonably be expected to result directly or indirectly in any of the consequences referred to in the preceding paragraph; (c) except for inaccuracies in any representations or warranties of the Principal Shareholders that result from actions or inactions required by the Principal Shareholders Agreement, any representation or warranty of the Principal Shareholders and the Company contained in the Principal Shareholders Agreement shall not be materially true and correct as of the closing of the purchase of the Subject Shares; or (d) any Principal Shareholder or the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant under the Principal Shareholders Agreement.

     COVENANTS. The Principal Shareholders have agreed not to (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of their Subject Shares, except in accordance with the Acquisition Agreement and the Principal Shareholders Agreement, (ii) grant any proxies or powers of attorney with respect to their Subject Shares, or deposit their Subject Shares into a voting trust or enter into a voting agreement with respect to their Subject Shares, deposit any Subject Shares into any voting trust or enter into any voting agreement with respect to any Subject Shares or (iii) take any action that would have the effect of preventing or disabling such Principal Shareholder from performing its obligations under the Principal Shareholders Agreement. The Principal Shareholders have agreed not to convert or cause their affiliates to convert any Preferred Shares, conditionally or otherwise, other than as described under -- "Tender of Shares" or -- "Purchase and Sale" above, and have agreed to convert their Preferred Shares upon the request of Parent. The Principal Shareholders have agreed to convert immediately any or all of their Subject Shares upon the request of Amerada Hess; provided, that all of the conditions under -- "Conditions to Sale" have been satisfied or waived and Amerada Hess or the Purchaser purchases such Ordinary Shares within three business days thereafter.

     COVENANT AGAINST SOLICITATION OF OTHER OFFERS. Pursuant to the Principal Shareholders Agreement each Principal Shareholder has agreed, and has agreed to use its commercially reasonable efforts to cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents, immediately to, cease any discussions or negotiations with any other person or persons that may be ongoing with respect to any Acquisition Proposal. Each has also agreed not to take and to use its commercially reasonable efforts to cause its affiliates and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates not to take any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate any transaction contemplated by the Principal Shareholders Agreement or the Acquisition Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any person (other than Amerada Hess or the Purchaser) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives. Each Principal Shareholder has agreed to use its commercially reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by such Principal Shareholder or any of its affiliates or representatives including, but not limited to, where necessary obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

     INVESTOR RIGHTS AGREEMENT. HM4 Triton, L.P. has agreed to take all actions necessary under the Shareholders Agreement dated as of September 30, 1998 by and between the Company and HM4 Triton, L.P., as amended on January 20, 1999 and July 9, 2001 (the "Investor Rights Agreement") to effectuate the consummation of the transactions contemplated by the Principal Shareholders Agreement and the Acquisition Agreement and to refrain from taking any action, granting any consent or otherwise exercising any rights under the Investor Rights Agreement and to refrain from amending, or agreeing to amend, any provision of the Investor Rights Agreement without the prior written consent of Amerada Hess. The Company has also waived any right of first offer, right to purchase Shares, right to notice or other right it may be provided under the Investor Rights Agreement that may be triggered as a consequence of the Principal Shareholders Agreement or the Acquisition Agreement or the consummation of the transactions contemplated by the Principal

Shareholders Agreement or the Acquisition Agreement and to refrain from amending, or agreeing to amend, any provision of the Investor Rights Agreement without the prior written consent of Amerada Hess.

     COMPLIANCE WITH LAW. The Principal Shareholders, Amerada Hess and the Purchaser have agreed to comply with all applicable laws, including without limitations, to prepare and promptly (but in no event later than ten business days following the date of the Principal Shareholders Agreement) file all necessary applications under HSR Act with respect to the purchase of the Subject Shares pursuant to the Principal Shareholders Agreement.

     REPRESENTATIONS AND WARRANTIES. The Principal Shareholders have made customary representations and warranties in the Principal Shareholders Agreement relating to due organization, ownership of shares, no conflicts, no finder's fees, no encumbrances, reliance by Amerada Hess and the Investor Rights Agreement. The Company has also made customary representations and warranties relating to no adjustment to the conversion price of the Preferred Shares and the Investor Rights Agreement. Amerada Hess and the Purchaser have made customary representations and warranties relating to due organization, no conflicts, investment intent, no finder's fees, litigation, ownership of the Purchaser and reliance by Principal Shareholders.

     FIDUCIARY DUTIES. The Principal Shareholders Agreement provides that nothing therein shall limit or affect any actions taken by any Principal Shareholder in his or her capacity as an officer or director of the Company.

     TERMINATION. The Principal Shareholders Agreement may be terminated by (a) the mutual written consent of Amerada Hess, the Purchaser and HM4 Triton, L.P.,
(b) any of Amerada Hess, the Purchaser or HM4 Triton, L.P. if the Subject Shares have not been acquired by the Purchaser on or prior to December 31, 2001 or (c) by HM4 Triton, L.P. if the Purchaser is in material breach of its obligations under -- "Purchase and Sale" above; provided, that no party that is in material breach of the Principal Shareholders Agreement may terminate the Principal Shareholders Agreement.

     NO RECOURSE. The partners, members, officers, directors, shareholders and affiliates of a Principal Shareholder shall not have any personal liability or obligation or to any person arising under the Principal Shareholder Agreement in such capacities. Each Principal Shareholder's liability under the Principal Shareholders Agreement shall be several and not joint and in all events shall be limited with respect to each Principal Shareholder to the amount of cash consideration actually received by such Principal Shareholder in the Offer or pursuant to the Principal Shareholders Agreement in respect of such Principal Shareholder's Ordinary Shares and Preferred Shares.

     CONFIDENTIALITY AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE CONFIDENTIALITY AGREEMENT, DATED AS OF JUNE 4, 2001, BETWEEN AMERADA HESS AND THE COMPANY (THE "CONFIDENTIALITY AGREEMENT"). THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT CAN BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7 -- "CERTAIN INFORMATION CONCERNING THE COMPANY."

     Pursuant to the Confidentiality Agreement, Amerada Hess and the Company have agreed that certain information disclosed by the parties to each other will be used solely for the purpose of the transactions contemplated by the Acquisition Agreement, and that such information will be kept strictly confidential by the recipient and those of its directors, officers, employees, counsel, affiliates, agents, auditors, accountants or other advisors to whom disclosure is necessary for the purpose of such an evaluation. Amerada Hess and the Company have agreed that, for a period of one year from the date of the Confidentiality Agreement, neither of them will, directly or indirectly, without the prior written consent of the other: (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property of the other party, other than purchases of the common shares of the other party through employee pension plans, savings plans and similar purchases in the ordinary course of business totaling less than 5% of the issued and outstanding common shares of the other party and not for the purpose of attempting to gain control of or influence the management, board of directors or policies of the other party; (b) propose to enter into, directly or indirectly, any merger or other business combination involving the other party; (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other party; (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the other party; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other party; (f) disclose any intention, plan or arrangement inconsistent with the foregoing; or (g) advise, encourage, provide assistance (including financial assistance) to or hold discussions with any other persons in connection with any of the foregoing. Amerada Hess and the Company have agreed that they will not knowingly, as a result of information or knowledge obtained from the other party pursuant to the Confidentiality Agreement, solicit, entice or induce any employees of the other party or its affiliates to become employed by such party or any affiliate, for a period of two years from the date of the Confidentiality Agreement.

     12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Acquisition Agreement provides that, subject to certain exceptions, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Amerada Hess, (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to shareholders of the Company in their capacity as such, other than (a) dividends payable to the Company declared by any of the Company's wholly owned subsidiaries and (b) payments of regularly scheduled dividends on the Preferred Shares, payment of dividends upon the redemption of the Preferred Shares and the redemption of the Preferred Shares, all in accordance with the terms of the Preferred Shares, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except for the redemption of the Preferred Shares in accordance with their terms purchase, redeem or otherwise acquire any shares of capital of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION.

     MARKET FOR ORDINARY SHARES. The purchase of Ordinary Shares pursuant to the Offer will reduce the number of Ordinary Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Ordinary Shares held by the public.

     STOCK QUOTATION. The Ordinary Shares are listed on the NYSE. Depending on the number of Ordinary Shares purchased pursuant to the Offer, the Ordinary Shares may no longer meet the published requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Ordinary Shares if, among other things, (i) the number of Holders (including beneficial holders of Ordinary Shares held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading value of Ordinary Shares for the most recent 12 months should be less than 100,000 Ordinary Shares, (ii) the number of publicly held Ordinary Shares should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the aggregate market value of publicly held Ordinary Shares should drop below $8,000,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iv) the Ordinary Shares are no longer registered under the Exchange Act, as described below or
(v) the number of Holders (including beneficial holders of Ordinary Shares held in the names of NYSE members organizations in addition to holders of record) should fall below 400.

     If the NYSE were to delist the Ordinary Shares, it is possible that the Ordinary Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.'s National Market System ("Nasdaq") or other sources. However, the extent of the public market for the Ordinary Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the Ordinary Shares remaining at such time, the interest in maintaining a market in the Ordinary Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

     EXCHANGE ACT REGISTRATION. The Ordinary Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Ordinary Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings, the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Ordinary Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Ordinary Shares is not terminated prior to the consummation of the Compulsory Acquisition or the Scheme of Arrangement, then the Ordinary Shares will be delisted from all stock exchanges and the registration of the Ordinary Shares under the Exchange Act will be terminated following the consummation of the Compulsory Acquisition or the Scheme of Arrangement.

     MARGIN REGULATIONS. The Ordinary Shares are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Ordinary Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Ordinary Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Ordinary Shares will cease to be "margin securities" if registration of the Ordinary Shares under the Exchange Act is terminated.

     14. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Acquisition Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Ordinary Shares promptly after termination or withdrawal of the Offer), to pay for any Ordinary Shares tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, any Ordinary Shares, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated or (iii) if, at any time on or after the date of the Acquisition Agreement and at or before the time of payment for any Ordinary Shares (whether or not any Ordinary Shares have theretofore been accepted for payment, or paid for, pursuant to the Offer) any of the following shall exist:

          (a) there shall be threatened, instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to, or which could reasonably be expected to, make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer, the Compulsory Acquisition or the Scheme of Arrangement or any other transaction contemplated by the Acquisition Agreement or the Principal Shareholders Agreement (each, a "Transaction"), (ii) seeking to prohibit or materially limit the ownership or operation by Amerada Hess or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to compel Amerada Hess or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Amerada Hess and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Amerada Hess or the

     Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Amerada Hess or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Amerada Hess on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by Amerada Hess or the Purchaser of any Shares, (v) seeking any material diminution in the benefits expected to be derived by Amerada Hess or the Purchaser as a result of the transactions contemplated by the Acquisition Agreement or the Principal Shareholders Agreement, or (vi) otherwise directly or indirectly relating to any Transaction and which could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole or on Amerada Hess and its subsidiaries as a whole;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued after July 9, 2001 and applicable to or deemed applicable to (i) Amerada Hess, the Purchaser, the Company or any subsidiary of the Company or (ii) the Offer or the Scheme of Arrangement or any Transaction, by any Governmental Entity other than the routine application of the waiting period provisions of the HSR Act to the Offer, any Transaction or to the Scheme of Arrangement, that could reasonably be expected to result directly or indirectly in any of the consequences referred to in paragraph (a) above;

          (c) except for inaccuracies in any representations or warranties of the Company that result from actions or inactions required by the Acquisition Agreement, (i) any representation or warranty of the Company contained in the Acquisition Agreement that is qualified as to Material Adverse Effect shall not be true and correct as though made on or as of such date (other than representations and warranties which, by their terms, address matters only as of another specified date, which shall be true and correct only as of such other specified date), and (ii) any representations or warranties of the Company contained in the Acquisition Agreement that is not qualified as to Material Adverse Effect shall not be true and correct (except where the failure of any such representations or warranties referred to in this clause (ii) to be so true and correct in the aggregate has not had, does not have, and could not reasonably be expected to have, a Material Adverse Effect on the Company), as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which, by their terms, address matters only as of another specified date, which shall be true and correct only as of such other specified date);

          (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by the Company under the Acquisition Agreement;

          (e) the Board of Directors of the Company or any committee thereof shall (i) have withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to Amerada Hess or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, any Transaction, the Scheme of Arrangement or the Acquisition Agreement, or
     (ii) shall have approved or recommended, or proposed to approve or recommend, any Acquisition Proposal, or (iii) shall have announced a neutral position with respect to any Acquisition Proposal and has not rejected such Acquisition Proposal within three business days of the announcement of such neutral position, or (iv) shall have resolved to do any of the foregoing; or

          (f) the Acquisition Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of the Purchaser, in any such case and regardless of the circumstances (including any action or inaction by Amerada Hess or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Ordinary Shares.

     "Governmental Entity" shall mean any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

     "Material Adverse Effect," with respect to any person, shall mean any event, change, occurrence, effect, fact, violation or circumstance having a material adverse effect on (i) the ability of such person to perform its obligations under the Acquisition Agreement or to consummate the transactions contemplated thereby on a timely basis or (ii) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole; provided, however, that effects relating to (x) the economy in general, (y) changes in oil, gas or other hydrocarbon commodity prices or other changes affecting the oil and gas industry generally or (z) the announcement of the transactions contemplated by the Acquisition Agreement shall be deemed to not constitute a "Material Adverse Effect" or be considered in determining whether a "Material Adverse Effect" has occurred.

     The foregoing conditions are for the sole benefit of Amerada Hess and the Purchaser and may be asserted by Amerada Hess or the Purchaser, or may be waived by Amerada Hess or the Purchaser, in whole or in part at any time and from time to time in their respective sole discretion, except as otherwise provided in the Acquisition Agreement. The failure by Amerada Hess or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. Except as otherwise disclosed herein, neither Amerada Hess nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Ordinary Shares by the Purchaser pursuant to the Offer, the Compulsory Acquisition, the Scheme of Arrangement or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Ordinary Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Ordinary Shares is subject to certain conditions. See Section 14 -- "Conditions of the Offer." While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of Ordinary Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Amerada Hess or the Purchaser or that certain parts of the businesses of the Company, Amerada Hess or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

     TAKEOVER LAWS. The Company is incorporated under the laws of the Cayman Islands. For a discussion of the Companies Law provisions applicable to the Compulsory Acquisition or the Scheme of Arrangement, see Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements." Based on representations made by the Company in the Acquisition Agreement, the Purchaser does not believe that any takeover statutes apply to the Offer, the Compulsory Acquisition or the Scheme of Arrangement. Neither Amerada Hess nor the Purchaser has currently complied with any takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any law purportedly applicable to the Offer, the Compulsory Acquisition or the Scheme of Arrangement and nothing in this Offer to Purchase or any action taken in connection with the Offer, the Compulsory Acquisition or the Scheme of Arrangement is intended as a waiver of such right. In the event it is asserted that one or more takeover laws is applicable to the Offer, the Compulsory Acquisition or the Scheme of Arrangement, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Compulsory Acquisition or the Scheme of Arrangement, as applicable, the Purchaser might be required to file certain information with, or receive approvals from, the relevant governmental authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Ordinary Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Compulsory Acquisition or the Scheme of Arrangement. In such case, the Purchaser may not be obligated to accept for payment any Ordinary Shares tendered. See Section 14 -- "Conditions of the Offer."

     APPRAISAL RIGHTS. No appraisal rights are available to Holders in connection with the Offer. Dissenting Shareholders may have certain rights in connection with a Compulsory Acquisition. See Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements."

     GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Compulsory Acquisition or the Scheme of Arrangement, unless, among other things, the Compulsory Acquisition or the Scheme of Arrangement is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Compulsory Acquisition or the Scheme of Arrangement and the consideration offered to shareholders of the Company therein be filed with the Commission and disclosed to shareholders of the Company prior to consummation of the Compulsory Acquisition or the Scheme of Arrangement.

     REGULATORY APPROVALS. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Ordinary Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

     Under the provisions of the HSR Act applicable to the purchase of Ordinary Shares pursuant to the Offer, such purchase may not be made until the expiration of a fifteen calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Amerada Hess which Amerada Hess expects to submit on or about July 19, 2001. Accordingly, the waiting period under the HSR Act would then expire at 11:59 P.M., New York City time, on or about August 3, 2001, which is the fifteenth calendar day following filing of the Notification and Report Form by Amerada Hess, unless early termination of the waiting period is granted or Amerada Hess or the Company receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Amerada Hess or the Company prior to the expiration of the fifteen day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Amerada Hess and the Company with such request. If the acquisition of Ordinary Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Ordinary Shares pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See Section 2 -- "Acceptance for Payment and Payment for Ordinary Shares." Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. However, the closing of the transaction may be extended or delayed by court order or by agreement of the parties in order to give the FTC or the Antitrust Division the opportunity to further evaluate the transaction. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue. If any waiting period would expire on a Saturday, Sunday or legal public holiday, then such period will be extended to the next day that is not a Saturday, Sunday or legal public holiday.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Ordinary Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Ordinary Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Ordinary Shares pursuant to the Offer or seeking divestiture of Ordinary Shares acquired by the Purchaser or divestiture of substantial assets of Amerada Hess, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Amerada Hess and the Purchaser believe that the acquisition of Ordinary Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 -- "Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     16. FEES AND EXPENSES. Except as set forth below, neither Amerada Hess nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Ordinary Shares pursuant to the Offer.

     Amerada Hess and the Purchaser have engaged Goldman, Sachs & Co. as the Dealer Managers in connection with the Offer and as financial advisors to Amerada Hess in connection with its proposed acquisition of the Company. Goldman, Sachs & Co. will receive reasonable and customary compensation for their services as Dealer Managers and financial advisors, as the case may be, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws. Goldman, Sachs & Co. have rendered various investment banking and other advisory services to Amerada Hess and its affiliates and are expected to render such services in the future, for which they have received and they will continue to receive customary compensation from Amerada Hess and its affiliates. In the ordinary course of business, Goldman, Sachs & Co. and their affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers, and, accordingly, may at any time hold a long or short position in such securities.

     The Purchaser and Amerada Hess have also retained The Bank of New York as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

     In addition, the Purchaser and Amerada Hess have retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Ordinary Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF AMERADA HESS OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Amerada Hess and the Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section
7 -- "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          AMERADA HESS (CAYMAN) LIMITED

                                   SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
           AMERADA HESS CORPORATION AND AMERADA HESS (CAYMAN) LIMITED

     1. DIRECTORS AND EXECUTIVE OFFICERS OF AMERADA HESS CORPORATION. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of Amerada Hess Corporation. The principal address of Amerada Hess Corporation and, unless indicated below, the current business address for each individual listed below is 1185 Avenue of the Americas, New York, New York, Telephone: (212) 997-8500. Each such person is a citizen of the United States except Mr. Laidlaw, who is a citizen of the United Kingdom. Directors are identified by an asterisk.

NAME, AGE AND CURRENT                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                 -----------------------------------------------------
John B. Hess*.......................  Chairman of the Board and Chief Executive Officer of
(age 47)                              Amerada Hess Corporation (1995 to present); Director
                                      of Amerada Hess Corporation (1978 to present).
Nicholas F. Brady*..................  Director of Amerada Hess Corporation (1994 to
Darby Overseas Investments, Ltd.      present); Chairman of Darby Overseas Investments,
1133 Connecticut Avenue, N.W.         Ltd. (1994 to present); Former Secretary of the
Suite 400                             United States Department of the Treasury; Former
Washington, DC 20036                  Chairman of the Board of Dillon, Read & Co. Inc.;
(age 71)                              Director of C2, Inc.; Director of H.J. Heinz Company;
                                      Director or Trustee of various Templeton mutual
                                      funds.
J. Barclay Collins II*..............  Executive Vice President and General Counsel of
(age 56)                              Amerada Hess Corporation (1990 to present); Director
                                      of Amerada Hess Corporation (1986 to present);
                                      Director of Dime Bancorp, Inc.
Peter S. Hadley*....................  Director of Amerada Hess Corporation (1991 to
(age 73)                              present); Former Senior Vice President of
                                      Metropolitan Life Insurance Company.
Edith E. Holiday*...................  Director of Amerada Hess Corporation (1993 to
3239 38th Street, N.W.                present); Attorney; Former Assistant to the President
Washington, D.C. 20016                of the United States and Secretary of the Cabinet;
(age 49)                              Former General Counsel, United States Department of
                                      the Treasury; Director of Beverly Enterprises, Inc.;
                                      Director of Canadian National Railway; Director of
                                      Hercules, Incorporated; Director of H.J. Heinz
                                      Company; Director of RTI International Metals, Inc.;
                                      Director or trustee of various Franklin Templeton
                                      mutual funds.
William R. Johnson*.................  Director of Amerada Hess Corporation (1996 to
H.J. Heinz Company                    present); Chairman (2000 to present) and President
World Headquarters                    and Chief Executive Officer (1998 to present) of H.J.
USX Tower                             Heinz Company, after serving in various senior
P.O. Box 57                           executive positions (1992 to 1998); Director of PNC
Pittsburgh, PA 15230-0057             Bank; Director of The Clorox Company.
(age 52)

NAME, AGE AND CURRENT                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                 -----------------------------------------------------
Thomas H. Kean*.....................  Director of Amerada Hess Corporation (1990 to
Drew University                       present); President, Drew University; Former Governor
President's House                     of the State of New Jersey; Director of ARAMARK
36 Madison Avenue                     Corporation; Director of the CIT Group, Inc.;
Mean Hall                             Director of United HealthGroup Incorporated; Director
Madison, NJ 07940-4005                of Fiduciary Trust Company International; Director of
(age 66)                              The Pepsi Bottling Group.
W.S.H. Laidlaw*.....................  President, Chief Operating Officer of Amerada Hess
(age 45)                              Corporation (1995 to present); Director of Amerada
                                      Hess Corporation (1994 to present); Director of
                                      Premier Oil plc.
Frank A. Olson*.....................  Director of Amerada Hess Corporation (1998 to
The Hertz Corporation                 present); Chairman, and Chief Executive Officer
One Maynard Drive                     (since at least 1996 to 1999), of The Hertz
Suite 100                             Corporation; Director of Becton Dickinson and
Park Ridge, NJ 07656                  Company; Director of White Mountains Insurance Group
(age 68)                              Ltd.
Roger B. Oresman....................  Director of Amerada Hess Corporation (1969 to
Milbank, Tweed, Hadley & McCloy LLP   present); Consulting Partner of Milbank, Tweed,
One Chase Manhattan Plaza             Hadley & McCloy LLP.
New York, NY 10005
(age 80)
John Y. Schreyer*...................  Executive Vice President and Chief Financial Officer
(age 62)                              of Amerada Hess Corporation; Director of Amerada Hess
                                      Corporation (1990 to present).
William I. Spencer*.................  Director of Amerada Hess Corporation (1982 to
(age 83)                              present); Former President and Chief Administrative
                                      Officer of Citicorp and Citibank, N.A.
Robert N. Wilson*...................  Director of Amerada Hess Corporation (1996 to
Johnson & Johnson                     present); Vice Chairman of the Board of Directors of
One Johnson & Johnson Plaza           Johnson & Johnson (1996 to present); Director of
New Brunswick, NJ 08933               United States Trust Corporation.
(age 60)
Robert F. Wright*...................  Director of Amerada Hess Corporation (1981 to
29 Stoney Brook Rd.                   present); Former President and Chief Operating
Holmdel, NJ 07733                     Officer of Amerada Hess Corporation.
(age 76)
Alan A. Bernstein...................  Senior Vice President of Amerada Hess Corporation
(age 57)                              (1987 to present).
F. Lamar Clark......................  Senior Vice President of Amerada Hess Corporation
One Hess Plaza                        (1990 to present).
Woodbridge, NJ 07095
(age 68)
John A. Gartman.....................  Senior Vice President of Amerada Hess Corporation
(age 53)                              (1997 to present); Vice President of Public Service
                                      Electric and Gas Company in the area of energy
                                      marketing (1996 to 1997).
Neal Gelfand........................  Senior Vice President of Human Resources of Amerada
(age 56)                              Hess Corporation (1980 to present).

NAME, AGE AND CURRENT                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                 -----------------------------------------------------
Gerald A. Jamin.....................  Senior Vice President and Treasurer of Amerada Hess
(age 59)                              Corporation (1996 to present).
Lawrence H. Ornstein................  Senior Vice President of Amerada Hess Corporation
(age 50)                              (1995 to present).
Robert P. Strode....................  Senior Vice President of Amerada Hess Corporation
One Allen Center                      (May 2000 to present); Senior Vice President in the
500 Dallas Street                     area of exploration at Vastar Resources, Inc. (1997
Houston, TX 77002                     to 2000); held executive positions with Atlantic
(age 44)                              Richfield Company and affiliates (1993 to 1997); Vice
                                      President of ARCO British Limited, ARCO Pipe Line Co.
                                      and ARCO Alaska, Inc. (1979 to 1997).
F. Borden Walker....................  Senior Vice President of Refining & Marketing of
One Hess Plaza                        Amerada Hess Corporation (August 1996 to present);
Woodbridge, NJ 07095                  prior to 1996, General Manager in the areas of
(age 47)                              gasoline marketing, convenience store development and
                                      advertising at Mobil Corporation.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF AMERADA HESS (CAYMAN) LIMITED. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Amerada Hess (Cayman) Limited. Each person identified below has held his position since the formation of Amerada Hess (Cayman) Limited on July 4, 2001. The principal address of Amerada Hess (Cayman) Limited and, unless indicated below, the current business address for each individual listed below is 1185 Avenue of the Americas, New York, New York 10036, Telephone: (212) 997-8500. Each such person is a citizen of the United States. Directors are identified by an asterisk.

NAME, AGE AND CURRENT                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
BUSINESS ADDRESS                       MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------                  --------------------------------------------------
John B. Hess*.......................  Director of Amerada Hess (Cayman) Limited; Chairman
(age 47)                              of the Board and Chief Executive Officer of Amerada
                                      Hess Corporation (1995 to present); Director of
                                      Amerada Hess Corporation (1978 to present).
J. Barclay Collins II*..............  Director, Secretary and General Counsel of Amerada
(age 56)                              Hess (Cayman) Limited; Executive Vice President and
                                      General Counsel of Amerada Hess Corporation (1990 to
                                      present); Director of Amerada Hess Corporation (1986
                                      to present); Director of Dime Bancorp, Inc.
John Y. Schreyer*...................  Director of Amerada Hess (Cayman) Limited; Executive
(age 62)                              Vice President and Chief Financial Officer of Amerada
                                      Hess Corporation; Director of Amerada Hess
                                      Corporation (1990 to present).

     3. OWNERSHIP OF ORDINARY SHARES BY DIRECTORS AND EXECUTIVE OFFICERS. To the best knowledge of Amerada Hess Corporation and Amerada Hess (Cayman) Limited, none of the persons listed on this Schedule I nor any associate or majority-owned subsidiary of any such person beneficially owns or has a right to acquire directly or indirectly any Ordinary Shares, and none of the persons listed on this Schedule I has effected any transactions in the Ordinary Shares during the past 60 days.

                                  SCHEDULE II

              CAYMAN ISLANDS COMPANIES LAW (2001 SECOND REVISION)

     EXTRACT OF RELEVANT PROVISIONS APPLICABLE TO THE SCHEME OF ARRANGEMENT

SECTION 86.

     (1) Where a compromise or arrangement is proposed between a company and its creditors or any class of them, or between the company and its members or any class of them, the Court may, on the application of the company or of any creditor or member of the company, or where a company is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members of the company or class of members, as the case may be, to be summoned in such manner as the Court directs.

     (2) If a majority in number representing seventy-five per cent in value of the creditors or class of creditors, or members or class of members, as the case may be, present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Court, be binding on all the creditors or the class of creditors, or on the members or class of members, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company.

     (3) An order made under subsection (2) shall have no effect until a copy of the order has been delivered to the Registrar for registration, and a copy of every such order shall be annexed to every copy of the memorandum of association of the company issued after the order has been made, or, in the case of a company not having a memorandum, of every copy so issued of the instrument constituting or defining the constitution of the company.

     (4) If a company makes default in complying with subsection (3), the company and every officer of the company who is in default shall be liable to a fine of two dollars for each copy in respect of which default is made.

     (5) In this section the expression "company" means any company liable to be wound up under this Law and the expression "arrangement" includes a reorganisation of the share capital of the company by the consolidation of shares of different classes or by the division of shares into shares of different classes or by both those methods.

SECTION 87.

     (1) Where an application is made to the Court under section 86 for the sanctioning of a compromise or arrangement proposed between a company and any such persons as are specified in that section, and it is shown to the Court that the compromise or arrangement has been proposed for the purpose of or in connection with a scheme for the reconstruction of any company or companies or the amalgamation of any two or more companies, and that under the scheme the whole or any part of the undertaking or the property of any company concerned in the scheme (in this section referred to as "a transferor company") is to be transferred to another company (in this section referred to as "the transferee company") the Court, may either by the order sanctioning the compromise or arrangement or by any subsequent order make provision for --

          (a) the transfer to the transferee company of the whole or any part of the undertaking and of the property or liabilities of any transferor company;

          (b) the allotting or appropriation by the transferee company of any shares, debentures, policies, or other like interests in that company which under the compromise or arrangement are to be allotted or appropriated by that company to or for any person;

          (c) the continuation by or against the transferee company of any legal proceedings pending by or against any transferor company;

          (d) the dissolution, without winding up, of any transferor company;

          (e) the provisions to be made for any person who within such time and in such manner as the Court directs dissent from the compromise or arrangement; and

          (f) such incidental, consequential and supplemental matters as are necessary to secure that the reconstruction or amalgamation is fully and effectively carried out.

     (2) Where an order under this section provides for the transfer of property or liabilities, that property shall, by virtue of the order, be transferred to and vest in, and those liabilities shall, by virtue of the order, be transferred to and become the liabilities of, the transferee company, and any such property shall, if the order so directs, be freed from any charge which is, by virtue of the compromise or arrangement, to cease to have effect.

     (3) Where an order is made under this section, every company in relation to which the order is made shall cause a copy thereof to be delivered to the Registrar for registration within seven days after the making of the order, and if default is made in complying with this subsection, the company and every officer of the company who is in default shall be liable to a default fine.

     (4) In this section --

        "property" includes property, rights and powers of every description;

        "liabilities" includes duties; and

        "transferee company" means any company or body corporate established in the Islands or in any other jurisdiction.

    EXTRACT OF RELEVANT PROVISIONS APPLICABLE TO THE COMPULSORY ACQUISITION

SECTION 88.

     (1) Where a scheme or contract involving the transfer of shares or any class of shares in a company (in this section referred to as "the transferor company") to another company, whether a company within the meaning of this Law or not (in this section referred to as "the transferee company") has, within four months after the making of the offer in that behalf by the transferee company, been approved by the holders of not less than ninety per cent in value of the shares affected, the transferee company may, at any time within two months after the expiration of the said four months, give notice in the prescribed manner to any dissenting shareholder that it desires to acquire his shares, and where such notice is given the transferee company shall, unless on an application made by the dissenting shareholder within one month from the date on which the notice was given, the Court thinks fit to order otherwise, be entitled and bound to acquire those shares on the terms on which under the scheme or contract the shares of the approving shareholders are to be transferred to the transferee company.

     (2) Where a notice has been given by the transferee company under this section and the Court has not, on an application made by the dissenting shareholder, ordered to the contrary, the transferee company shall, on the expiration of one month from the date on which the notice has been given or, if an application to the Court by the dissenting shareholder is then pending, after that application has been disposed of, transmit a copy of the notice to the transferor company and pay or transfer to the transferor company the amount or other consideration representing the price payable by the transferee company for the shares which by virtue of this section that company is entitled to acquire, and the transferor company shall thereupon register the transferee company as the holder of those shares.

     (3) Any sums received by the transferor company under this section shall be paid into a separate bank account, and any such sums and any other consideration so received shall be held by that company on trust for the several persons entitled to the shares in respect of which the said sum or other consideration were respectively received.

     (4) In this section --

        "dissenting shareholder" includes a shareholder who has not assented to the scheme or contract and any shareholder who has failed or refused to transfer his shares to the transferee company, in accordance with the scheme or contract.

                   SPECIMEN NOTICE TO DISSENTING SHAREHOLDERS

(pursuant to section 88 (1) of the Companies Law (2001 Second Revision))

In the matter of Triton Energy Limited (hereinafter called "the transferor company")

Notice by Amerada Hess (Cayman) Limited (hereinafter called "the transferee company")

To..................................(name and address of dissenting shareholder)

     WHEREAS on the  .... day of  .......... , 2001, the transferee company made an offer to all the holders of the Ordinary Shares in the transferor company on the terms and subject to the conditions set forth in an Offer to Purchase for Cash dated 17 July, 2001 (as amended and/or extended pursuant to the provisions thereof) at $45.00 NET PER ORDINARY SHARE AND WHEREAS up to the  .... day of
 .......... 2001, being a date within four months after the making thereof, such offer was approved by the holders of not less than ninety per cent in value of the said Ordinary Shares.

     NOW THEREFORE the transferee company in pursuance of section 88(1) of the Companies Law (2001 Second Revision), hereby give you notice that it desires to acquire the Ordinary Shares held by you in the transferor company AND further take notice that, unless on an application made by you within one month from the date on which this notice is given, the Court thinks fit to order otherwise, the transferee company will be entitled and bound to acquire the Ordinary Shares held by you in the transferor company on the terms on which under the scheme or contract the shares of the approving shareholders are to be transferred to the transferee company.

Signed by
--------------------------------------
        Director
        For and on behalf of
        Amerada Hess (Cayman) Limited

     Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:                      By Facsimile:            By Hand/Overnight Courier:
 Tender & Exchange Department     (for Eligible Institutions     Tender & Exchange Department
        P.O. Box 11248                       only)                    101 Barclay Street
     Church Street Station              (212) 815-6213            Receive and Deliver Window
 New York, New York 10286-1248       For Confirmation Only         New York, New York 10286
                                          Telephone:
                                        (212) 815-6156

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
             Banks and Brokerage Firms, Please Call: (212) 269-5550
                    All others, Please Call: (800) 758-5880

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                          Call Collect: (212) 902-1000
                           Toll Free: (800) 323-5678